As filed with the Securities and Exchange Commission on May 13, 1997 File No.___________

=======================================================================

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                              FORM S-3
                       REGISTRATION STATEMENT
                               Under
                     THE SECURITIES ACT OF 1933

                AMERICAN ASSET ADVISERS TRUST, INC.


          (Name of Registrant as specified in its charter)


     MARYLAND                           76-0410050
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)

     Eight Greenway Plaza              H. Kerr Taylor,
     Suite 824                         Chairman of the Board
     Houston, Texas  77046             and Chief Executive Officer
     (713) 850-1400                    Eight Greenway Plaza, #824
                                       Houston, Texas  77046
                                       (713) 850-1400

(Address, including zip code, and      (Name, address, including zip code
telephone number, including area        and telephone number, including area
code, of Registrant's principal         code, of agent for service)
executive offices)

It is requested that copies of all correspondence be sent to John D. Ellsworth, Esq., Lieben, Dahlk, Whitted, Houghton, Slowiaczek, & Jahn, P.C. 2027 Dodge Street, Suite 100, Omaha, Nebraska 68102, telephone number 402-344-4000, facsimile number 402-344-4006.

                          ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to or interest reinvestment plans, check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box:       [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.


=============================================================================
                  CALCULATION OF REGISTRATION FEE
=============================================================================


Title of each     Amount to be     Proposed        Proposed        Amount of
class of          registered       Maximum         maximum         registration
securities to                      offering price  aggregate       fee (1)
be registered                      per unit (1)    offering price
                                                   (1)
_____________________________________________________________________________

Common Stock,     504,126 Shares   $ 9.00          $4,537,134      $1,375
$.01 par          100,826 Shares   $15.50          $1,562,803      $  474
value,
issuable upon
exercise of
publicly held
Warrants

_____________________________________________________________________________

Total             604,952 Shares                   $6,099,937      $1,849

=======================================================================
(1) Proposed maximum offering price and registration fee is based on the price at which the publicly held Warrants may be exercised by agreement.


                 AMERICAN ASSET ADVISERS TRUST, INC.
                       CROSS REFERENCE SHEET


FORM S-3                                              SECTIONS IN PROSPECTUS
ITEM NO.                     CAPTION               OR REGISTRATION STATEMENT

PART I             INFORMATION REQUIRED IN
                   PROSPECTUS

  1                Forepart of the Registration
                   Statement and Outside Front
                   Coverage Page of
                   Prospectus..................    Outside Front Cover Page

  2                Inside Front and Outside
                   Back Cover Pages of
                   Prospectus..................    Inside Front Cover Pages;
                                                   Table of Contents

  3                Summary Information, Risk
                   Factors and Ratio of
                   Earnings to Fixed Charges...    Risk Factors; Prospectus
                                                   Summary

  4                Use of Proceeds.............    Prospectus Summary; Use of
                                                   Proceeds

  5                Determination of Offering
                   Price.......................    Plan of Distribution

  6                Dilution....................    Dilution

  7                Selling Security Holders....    Not Applicable

  8                Plan of Distribution........    Plan of Distribution

  9                Description of Shares to be
                   Registered..................    Description of Shares

                   Description of Warrants.....    Terms and Conditions of
                                                   Warrants

 10                Interests of Named Experts
                   and Counsel.................    Not Applicable

 11                Material Changes............    Prospectus Summary - The
                                                   Company and Recent
                                                   Developments

 12                Incorporation of Certain
                   Information by Reference....    Documents Incorporated by
                                                   Reference

 13                Disclosure of Commission
                   Position on Indemnification
                   for Securities Act
                   Liabilities.................    Indemnification

PART II            INFORMATION NOT REQUIRED IN
                   PROSPECTUS

 14                Other Expenses of Issuance
                   and Distribution............    Other Expenses of Issuance
                                                   and Distribution

 15                Indemnification of Directors
                   and Officers................    Indemnification of
                                                   Directors and Officers

 16                Exhibits....................    Exhibits

 17                Undertakings................    Undertakings


SUBJECT TO COMPLETION - PRELIMINARY PROSPECTUS DATED MAY 13, 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                AMERICAN ASSET ADVISERS TRUST, INC.
       604,952 SHARES OF COMMON STOCK OFFERED BY THE COMPANY

American Asset Advisers Trust, Inc., (the "Company") is offering 604,952 shares of $.01 par value Common Stock (the "Common Stock" or "Shares") issuable upon exercise of outstanding redeemable Common Stock Purchase Warrants (the "Public Warrants") and Sales Warrants issued in its initial public offering which commenced on March 17, 1994 and terminated on March 15, 1996.

SEE "RISK FACTORS" FOR DISCUSSION OF CERTAIN MATERIAL RISKS IN CONNECTION WITH THE COMPANY WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO PURCHASING THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE MARYLAND SECURITIES COMMISSION NOR HAS THE MARYLAND SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
-------------------------------------------------------------------

                 Price Per    Total Number      Aggregate       Proceeds to
                  Share        of shares      Offering Price      Company

Shares Offered   $ 9.00(1)     504,126(1)     $4,537,134(1)   $4,537,134(1)(3)

                 $15.50(2)     100,826(2)     $1,562,803(2)   $1,562,803(2)(3)

-------------------------------------------------------------------

(1) The Shares are offered by the Company upon exercise of 504,126 Public Warrants outstanding on the date of this Prospectus. See "Description of Shares."

(2) Represents Shares issuable upon exercise of outstanding Sales Warrants. See "Description of Shares."

(3) Proceeds to the Company do not reflect deduction of offering expenses estimated to total $29,000. No underwriting discounts or commissions will be paid by the Company. If all of the outstanding warrants are exercised and converted, of which there can be no assurance, the maximum proceeds to the Company would total $6,099,937 in cash. See "Use of Proceeds."

The date of this Prospectus is May________, 1997.


    AVAILABLE INFORMATION;  DOCUMENTS INCORPORATED BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following Regional Offices of the Commission: in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and in New York, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by written request and addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and the address of such Web site is (http://www.sec.gov).

     The Company provides annual reports, including audited financial statements, to its shareholders on request and as required under the 1934 Act.

     The Company has filed with he Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) Registration Statement 0-28378 including the Prospectus dated June 18, 1996 which was filed therewith registering for sale 2,853,658.5365 shares of the Company's Common Stock and Supplement No. 1 dated February 6, 1997 and Supplement No. 2 dated February 28, 1997 to the Prospectus dated June 18, 1996; and (3) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d)of the 1934 Act after the date hereof and prior to the termination of the offering of the Shares, which documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that statements contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any and all documents incorporated by reference herein (not including exhibits to those documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such documents should be directed to American Asset Advisers Trust, Inc., Eight Greenway Plaza, Suite 824, Houston, Texas 77046, telephone (713) 850-1400.

                         PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein. See "DEFINITIONS" for a glossary of certain terms used in this Summary and throughout the Prospectus.

The Company

     American Asset Advisers Trust, Inc., is a Maryland Corporation incorporated on August 17, 1993, which qualifies for federal income tax purposes as a real estate investment trust (i.e., a "REIT"). The Company provides high quality corporate commercial and retail locations for America's premier companies through net leases, producing a steadily rising income stream for investors. The Company's principal executive offices are located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046, Telephone
(713) 850-1400.

     Any changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the Company's latest Annual Report incorporated herein by reference are described in subsequent reports on Form 10-Q or Form 8-K which are also incorporated herein by reference.

The Offering

     Pursuant to this Prospectus, the Company is offering 604,952 Shares of Common Stock underlying outstanding Public Warrants and Sales Warrants.

Risk Factors

     There are risks associated with the Company and with being a Shareholder in it. The "RISK FACTORS" section of this Prospectus contains a detailed discussion of the most important risks. The risk factors are organized into Risks Associated with the Offering, Other Real Estate Investment Risks, Other Risks Corporately, and Tax Risks, that is, risks arising from the REIT tax laws as they apply to the Company. Please refer to the "RISK FACTORS" section of this Prospectus for a discussion of these factors, including the following:

Risks Associated with this Offering.

     Investors will not have an opportunity to evaluate the additional Properties to be purchased with the proceeds of this offering.
     The Company has only relatively recently acquired its interests in its eight existing Properties. Without knowledge of the additional Properties to be acquired and because of the limited period of time in which the Company has held interests in its existing Properties, a prospective investor may have little or no economic and/or other financial information available to the investor to assist in evaluating the Company.

     The Shares being offered are illiquid. They are not presently listed on any exchange and the Company is not required to list the Shares. Therefore, no organized trading market is presently expected to develop in the foreseeable future. Thus, investors may not be able to sell the Shares in the future, or may only be able to do so at a substantial discount from the Offering Price.

     There is a risk that the value of the investments will be diluted by the issuance of additional Shares or other factors. The offering price ($9.00 per Share, for the Public Warrants and $15.50 for the Sales Warrants, hereinafter "Offering Price") was determined by the Company in 1994 using, in part, subjective considerations.
     Thus, there is no assurance that the Offering Price reflects the actual current value of the Company's Properties or the current per Share value.

     There will be less diversification of Properties if the Company does not raise the maximum proceeds pursuant to this offering resulting in fewer additional Properties being acquired. The Company's Initial Public Offering, Current Public Offering and the past public offerings by AAA-sponsored Affiliates have not raised their maximum offering proceeds.

     Management or Affiliates of management will receive significant amounts of compensation, regardless of the Company's profitability, such compensation being payable before any dividends are paid to the Shareholders of the Company.

     The Company may use debt for up to 50% of the acquisition/development cost of its properties thereby increasing the Company's risk of loss; the increased risk of loss arises from increased debt service requirements, increased risk of foreclosure, balloon mortgage financing, due-on-sale financing and other factors.

     Distributions to investors from operations may partially constitute "Return of Capital" as defined under Generally Accepted Accounting Principles.

     Investing in the same type of property or in multiple Properties within relatively small geographical areas making the Company more sensitive to the economic trends and conditions that can affect such geographical areas.

     The Company was formed approximately 3 1/2 years ago and has a limited operating history.

     There are conflicts of interest between the Company, the Directors, and their Affiliates (persons or entities with a significant ownership or control relationship with the party with whom they are said to be affiliated) in connection with the purchase and ownership of Properties.

Other Real Estate Investment Risks.

     If the Company enters into additional joint ventures with Affiliates of AAA (the Company has already entered into four such joint ventures) or others, it is subject to the risks of being a partner, which include issues concerning control, liability, conflicts of interest and sharing of benefits.

     To the extent that the Company is permitted, after receiving approval from a majority of the current Shareholders, and desires to construct or complete improvements on Properties that it acquires, the Company will be subject to risks relating to the builder's ability to control construction costs or to build in conformity with plans, specifications and timetables.

     Because the Company will continue to lease to single tenants who will be responsible for maintaining the Properties acquired, the Company may be exposed to more financial risk due to a tenant's failure to perform under its lease than if a Property were leased to multiple tenants.

     Because the Company will continue to acquire Properties subject to long-term net leases, it is subject to the risk of early termination of such leases and the inability to re-lease or sell on terms as favorable as those of the terminated leases.

     The future value of real estate and, consequently, Company profits, cannot be predicted and, thus, investors cannot be sure that their capital will be returned to them.

     Because the Company may continue to acquire Properties built for a special purpose and intended for a particular tenant, such Properties may be hard to dispose of when their leases terminate or in the event of tenant defaults.

     The Company may incur extraordinary expenses necessary to comply with the Americans with Disabilities Act.

Other Risks to Shareholders.

     The Company will be relying upon the advice of AAA, which is an Affiliate of the principal officer of the Company, and on the advice of such principal officer concerning Property investments; and the Board of Directors has empowered the principal officer of the Company to authorize and approve Company investment proposals between meetings of the Board of Directors. The Shareholders will not have the ability to participate in management other than through the election of directors.

     The Company may have insufficient working capital in the future, which could result in the Company having to borrow or receive additional capital through the sale of its equity or debt securities.

     The Shareholders (record owners of the Company's Shares) holding a majority of the Shares may exercise certain voting rights, including the election of Directors, the amendment of the Company's governing documents and a change in the Company's material investment objectives, even if holders of 49% of the Shares object.

     The Directors are indemnified with respect to certain liabilities.

Tax Risks.

     The Company may not continue to qualify as a Real Estate Investment Trust in which case the Company would be taxed as a regular corporation and distributions to its Shareholders would not be deductible by the Company in computing its taxable income.

     The Company may incur tax liability and penalties for non-compliance with certain REIT provisions, including those relating to dividend payments and Prohibited Transactions.

     There may be in the future adverse changes in the tax laws affecting the Company and, consequently, its Shareholders.

See the section later in the Prospectus entitled "RISK FACTORS" for details.

Use of Proceeds

     Any net proceeds to the Company from the exercise of outstanding warrants will be used for working capital. See "Use of Proceeds."

                            RISK FACTORS

An investment in the Securities involves certain risks, some of which are peculiar to the Company and others of which are inherent in all similar real estate investments. In analyzing the offering, prospective investors should consider carefully, among other factors, the effect, if any, of the following:

Risks Associated With This Offering

     Unspecified Properties. The Company presently owns interests in eight Properties and a ninth property is under contract. (See the Company's Form 8-K incorporated herein by reference which is on file with the SEC concerning this property). Although the Company has established certain criteria for evaluating particular Properties to be acquired by the Company, as well as the operators of such Properties, the specific Properties in which the proceeds of this offering are to be invested have not been identified as of the date of this Prospectus. Moreover, the company has owned its interests in certain of the existing Properties for little more than one year and in other Properties for less than one year. Therefore, a prospective investor may have no information as to the identification or location of specific properties, financing terms or other relevant economic and financial data affecting the Properties to be purchased by the Company with the proceeds of this offering, and little information with respect to the financial performance of the existing Properties, which information, if possessed by the investor, would assist the investor in evaluating the

Company. However, this Prospectus will be amended or supplemented at any time a reasonable probability exists that a specific property will be acquired by the Company and may be amended periodically to reflect updated financial information with respect to the performance of the existing Properties.

     Illiquidity of Shares. The Shares being offered are illiquid. They are not presently listed on any exchange and the Company is not required to list the Shares. Therefore, no organized trading market is presently expected to develop in the foreseeable future. Thus, investors may not be able to sell the Shares in the future, or may only be able to do so at a substantial discount from the Offering Price.

     Dilution. The value of an Investor's Securities can be diluted by reason of poor future acquisitions by the Company, devaluation of existing Properties of the Company, the subsequent issuance of more Shares in this and other or subsequent offerings, including the Company's offering of 2,853,658.5365 Shares of Common Stock at $10.25 per Share as described in the Prospectus dated June 18, 1996, the use of all or part of the proceeds from this offering for operating expenses of existing Properties, and the Offering Price being greater than the actual per Share value.

     Because investors pay the same price per Share during the offering whether they acquire Shares before or after the Company has made additional investments, the value of Shares acquired by Shareholders could be diluted upon the sale of additional Shares if investments previously acquired by the Company have appreciated in value. Conversely, if investments previously acquired by the Company have depreciated in value, the value of Shares purchased by the Shareholder later in the offering will be diluted immediately upon the purchase of the Shares. The Directors may authorize the issuance of Shares in addition to Shares issued pursuant to this offering or may issue other types of securities, thereby resulting in possible dilution of the equity of the Shareholders.

     To the extent that the actual value of the Shares is, in fact, less than the per Share Offering Price, an investor's investment in the Shares sold pursuant to this offering will be immediately diluted.

     Offering Price. The offering price for the Shares was established in 1994. The offering price does not bear a direct relationship to any single objective factor or group of objective factors, such as the financial condition of the Company, or the cost, current value or potential appreciation in value of the Properties of the Company or the per Share value. Accordingly, there is no assurance that the Offering Price reflects the current value of the Company's Properties or the per Share value.

     Proceeds Raised by the Company and Affiliates in Prior Offerings. During its two-year public offering which expired March 15, 1996, the Company raised approximately $10,282,530 of the $20,000,000 being offered. As of February 25, 1997 the Company had raised approximately $2,800,000 of the $29,250,000 being offered in its Current Public Offering. Three recent offerings by AAA Affiliates raised (or have to date raised) less than the maximum amount of funds for the securities offered. Similar results may occur in this offering, increasing the likelihood of a lack of diversification of Properties acquired with offering proceeds.

     Compensation of Management and Affiliates. Various types of compensation are payable by the Company to the Company's management and to persons affiliated with management. In general, this compensation is not dependent on the success or profitability of the Company's investments, is not subordinated to a specified return to the Shareholders, and is payable before the payment of distributions to the Shareholders. Moreover, the amount of compensation to be paid to management and the Affiliates is not the result of arms-length negotiations. In the future, any additional compensation will be determined in the sole discretion of the Board of Directors.

     Risks Associated with Leverage. On an aggregate basis, the Company may borrow up to 50% of the purchase price of its properties. Following an acquisition, the Company may also encumber a Property through financing the construction of improvements thereon or otherwise, by borrowing up to 50% of the value of the Property at that time. However, no more than 10% of the Company's assets may be invested in Unimproved Real Property. Further, under state securities laws, the Company may not at any given time incur additional indebtedness, if after doing so, the Company's total indebtedness would exceed three hundred percent (300%) of the Company's Net Assets. The use of borrowed funds in the purchase of properties is referred to as "Leverage." Although the Company has not yet borrowed funds, it may do so in the future.

          Use of Leverage, Generally. The effects of utilizing leverage are to increase the number of Properties that may be purchased with the Company's funds available for investment (thereby also increasing Acquisition Fees payable to an Affiliate), to increase the potential for gain, to increase the aggregate amount of depreciation available to the Company and to increase the risk of loss. Also, while higher leverage should enable the Company to acquire a greater number of investments, the Company would need to utilize greater funds to make debt service payments resulting from such higher leverage, which could result in less funds available for distributions to the Shareholders. To the extent that the Company uses leverage or increased amounts of leverage in the purchase of its properties, the potential for gain and risk of loss will be increased accordingly. If the Company defaults on secured indebtedness, the lender may foreclose, and the Company could lose its investment in the property. Mortgage market conditions and the policies of the Federal Reserve Board may make it difficult to obtain mortgages on acceptable terms.

          Risk of Acceleration of Mortgage Financing. In purchasing properties subject to financing, the Company may obtain financing with "due-on-sale" and/or "due-on-encumbrance" clauses which, upon future refinancing or sale of the properties, may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, the Company may be required to sell its properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not the intent of the Company to provide seller financing, although it may be necessary or advisable in certain instances. It is unknown whether the holders of mortgages encumbering the Company's investment properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

          Risks of Balloon Payment Obligations. The Company will seek to acquire properties which are subject to mortgage loans which have a term of not less than five (5) years, which provide for the amortization of the entire loan principal, or a substantial portion thereof, prior to maturity, or which do not require a balloon payment (i.e., a substantial lump sum principal payment) to be paid within the anticipated holding period for the property. Nevertheless, the Company may incur borrowing not meeting the foregoing standards if a majority of the Independent and Disinterested Directors deem it to be in the best interests of the Company. Such mortgages involve greater risks than mortgages whose principal amount is amortized over the term of the loan, since the ability of the Company to repay the outstanding principal amount at maturity may be dependent upon the Company's ability to obtain adequate refinancing or to sell the property, which will in turn be dependent upon economic conditions in general and the value of the underlying properties in particular. There is no assurance that the Company will be able to refinance any such balloon payment mortgages at maturity. Further, a significant shrinkage in the value of the underlying property could result in a loss of the property by the Company through foreclosure.

          The Company may finance acquisitions of Properties with mortgages that do not provide for the repayment of the entire principal amount of the mortgage loan or a substantial portion thereof during its term and therefore require "balloon" payments at maturity. It is also possible that the Company will finance Property acquisitions with balloon loans. Balloon payments are payments of a significant portion of the amount originally borrowed when the loan is due. The ability of the Company to repay at maturity the outstanding principal amount of the balloon loan may be dependent on the Company's ability to sell the Property or obtain adequate refinancing, which in turn will be dependent upon economic conditions in general and the value of the Property in particular at the time the loan is due. There is no assurance that the Company will be able to refinance a balloon loan at maturity or that the terms of any new loan will be as favorable as the prior loan.

          If the Company is unable to refinance a balloon loan at maturity, it may be forced to sell the Property securing repayment of the balloon loan (or another Property), which sale would be affected by economic conditions in general and possibly by the availability of financing to the purchaser. There is no assurance that the proceeds of such sale would be sufficient to repay fully the balloon loan. Any such refinancing or sale may affect the rate of return to Shareholders and such sale may affect the projected time of disposition of the Company's assets. To the extent that Properties are subject to balloon mortgages, the Company's objective of increasing equity through the reduction of mortgage debt on such Properties may be more difficult to achieve.

     Distributions as Return of Capital. If the Company generates cash from its operations and thereafter distributes the cash to its shareholders in the form of distributions, a portion of those distributions will be deemed to be a return of capital to the extent the distribution exceeds net income as defined by generally accepted accounting principles. The return of capital on a GAAP basis is calculated based on distributions to shareholders in excess of net income of the Company allocated to the shareholders. Non-cash deductions such as depreciation and amortization generally reduce net income of a REIT below distributions creating a return of capital. A return of capital will also have the effect of reducing an investor's tax basis in the investor's Shares.

     Lack of Geographical Diversification. Although it is not limited to investing in any particular area or region, the Company may invest in properties primarily located in the same state or general geographical area. If the Company's concentration of investments are in a limited number of states or general geographical areas, it will substantially increase the risks to the Company in the event of any adverse change in the economic conditions and real estate markets within such states or general geographical areas. Adverse trends in these economic factors could adversely affect rental income and appreciation in value of these Properties, which in turn would materially affect the continued viability and profit potential of the Company.

     As of the date of this Prospectus, the Company owns interests in eight properties located in four states in diverse geographic regions. In addition, the Company has entered into an agreement to purchase a property to be constructed in a fifth state. (See the Company's Form 8-K incorporated herein by reference which is on file with the SEC concerning this property). There is, however, no assurance that the Company's investments will continue to be located in geographically diverse areas.

     Lack of Operating History. The Company was formed on August 17, 1993 and did not commence business until it broke escrow from its initial offering on May 9, 1994. Its operating history is, therefore, limited. Executive officers and the majority of the Directors of the Company and AAA have had experience in acquiring, developing, leasing and managing properties, but have only approximately 3 years experience in managing and operating a real estate investment trust.

     Acquisition of Properties from Affiliates. Except for the requirement that any transaction involving the acquisition by the Company of a Property from a Director, officer or Affiliate must be (1) approved by a majority of the Company's disinterested Directors, including its Independent Directors, as being fair and reasonable and no less favorable to the Company than transactions available from unaffiliated third parties, and (2) at a price to the Company no greater than the cost to the Director, officer or affiliate of the Property, unless a substantial justification exists for the price to be in excess of such cost and such excess is reasonable, no other restrictions apply. Accordingly, there is a risk that a majority of the Independent Directors could approve the acquisition by the Company of an under-performing or marginally performing property owned by a Director, officer of Affiliate of the Company which could adversely affect the Company's investment results, while at the same time, personally benefit the selling Director, officer of Affiliate. The Company has not acquired any of its existing Properties from Affiliates; however, there is no assurance that it will no do so in the future.

     Conflicts of Interest. The Company is subject to potential conflicts of interest resulting from current relationships among its President, who is also a Director, AAA and AAA Affiliates. These conflicts of interest may arise in each aspect of operations, including property acquisition, disposition and management of its investments. The President of the Company, H. Kerr Taylor ("Taylor"), and certain other officers of the Company are also officers and directors of AAA which also invests in and operates real estate. Taylor, himself, is actively engaged in other real estate investment activities, some of which involve real estate acquisition and management. Accordingly, the Company may have to compete with AAA and other real estate investment business of Taylor for the time and services of such Directors and officers. Moreover, the Company may be in competition with AAA and affiliates of Taylor for the acquisition and ownership of suitable investments.

     Independent Directors (Directors having no separate relationship with AAA or any of its Affiliates other than the Company) may disagree with AAA or Taylor or both concerning AAA's recommendations for Properties to acquire, the acquisition fees it intends to charge, the quality of the performance of its management services, leasing services or brokerage services or other aspects of AAA's Advisory activities. The Independent Directors may disagree with Taylor as to the size or duration of his proposed compensation arrangements as an officer of the Company.

Other Real Estate Investment Risks

     Risks of Joint Ventures. The Company may participate in joint ventures. It presently participates in four such joint ventures in which it holds a 51%, 54.84%, 51.9% and 51% interest, respectively. Investments in joint ventures may involve risks which may not otherwise be present where investments are made directly by the Company in real property. These risks include those associated with the ability of the Company's joint venture partner to perform, risks that the joint venture partner may from time to time have economic or business interests or goals which are inconsistent with or adverse to those of the Company and risks where the joint venture partner may take actions contrary to the requests for instructions of the Company or contrary to the Company's objectives or policies. For instance, actions by one joint venturer may result in the Property being subjected to liabilities in excess of those contemplated by the terms of the joint venture agreement, thereby exposing the Company to liabilities of the joint venture in excess of its proportionate share of such liabilities or may have other adverse consequences to the Company. Moreover, there is the additional risk that the joint venturers may not be able to agree on matters relating to the Property they jointly own. Although each joint owner will have a right of first refusal to purchase the other owner's interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

     The Company also may from time to time participate jointly with publicly registered investment programs or other entities sponsored by the Adviser or one of its Affiliates in investments as tenants-in-common or in some other joint venture arrangement. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the Property, which partition might decrease the value of each portion of the divided Property. The Company or the Adviser may also experience difficulty in enforcing the rights of the Company in a joint venture with an Affiliate due to the fiduciary obligation the Adviser or the Directors may owe to the other partner in such joint venture.

     Risks Associated with Construction on Properties. The Company may on occasion acquire Properties and construct improvements thereon or acquire Property under contract for development. Investment in such Properties to be developed or constructed is subject to more risks than are investments in fully developed and constructed Properties with operating histories.

     The Company may, in connection with the acquisition of such Properties, advance on an unsecured basis, a portion of the purchase price, either in the form of cash, a conditional letter of credit or promissory note, or some combination thereof. In the case of any Property which is not yet completed at the time of purchase, the Company will be dependent upon the seller or lessee to fulfill its obligations, including the return of advances and the completion of construction. Such party's ability to carry out its obligations may be affected by financial and other conditions which are beyond the control of the Company.

     If the Company acquires Properties on which improvements are to be constructed or completed, the Company will be subject to risks in connection with the ability of the general contractors and the subcontractors to control the construction costs or to build in conformity with plans, specifications and timetables. The failure of a contractor to perform may necessitate legal action by the Company to rescind its construction contract or to compel performance or, under certain circumstances, to rescind its purchase contract. There can be no assurance that a rescission of the Company's purchase contract will be granted. In the event it is granted, the Company may be compelled to sue for damages. Such legal actions may result in increased costs to the Company. The failure of a contractor to perform may result in increased costs to the Company as a result of foreclosure by the construction lender, or due to the need for the Company to complete the project. Performance may also be affected or delayed by conditions beyond the contractor's control, such as building restrictions, clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or skilled labor and by financial insolvency of the general contractor or any subcontractors prior to completion of construction. Such factors can result in increased costs of a project and corresponding depletion of the Company's working capital and reserves, and in loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction costs.

     The Company may make periodic progress payments to the general contractors of Properties prior to the completion of construction. By making such payments, the Company may incur substantial additional risks, including the possibility that he developer or contractor receiving such payments may not fully perform the construction obligations in accordance with the terms of his agreement with the Company and that the Company may be unable to enforce the contract or to recover the progress payments. The Company may require a labor and material bond, a completion bond or performance bond or more than one of the foregoing in order to insure performance and reduce risk of loss associated with construction. While the Company intends to use such controls and its disbursements to the builder as it deems necessary, there can be no assurance as to whether the Company will be able to implement a particular control in any given transaction and whether any control adopted will, in fact, limit risk.

     Risks of Property Leased to a Single Tenant. In leases with single tenants, the continued viability of the lease will depend directly on the continued financial viability of one tenant. If the tenant fails and the lease is terminated, the Company would incur a reduction in cash flow from the property and the value of the property would be decreased. Also, where two or more properties have the same tenant, or related tenants, the continued viability of each property would depend directly on the financial viability of a single tenant. To help mitigate these risks, the Company will continue to consider the creditworthiness and financial strength of the tenants of its properties at the time they are acquired.

     Risks of Net Leases. Net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises, and to early termination of the lease under specified circumstances. Further, net leases are typically for longer lease terms and thus, there is an increased risk that any rental increase clauses in future years will fail to result in fair market rental rates during those years. The leases on the Company's existing Properties are for terms ranging from 10 to 20 years.

     In the event a lease is terminated, there can be no assurance that the Company will be able to lease the property for the rent previously received or would be able to sell the property without incurring a loss. The Company could also experience delays in enforcing its rights against defaulting tenants. For example, in the event a defaulting tenant declared bankruptcy, the Company would likely be unable to promptly recover the property from the tenant under the bankruptcy proceedings and there is no assurance that the Company would receive rent in such proceedings sufficient to cover its expenses with respect to the property. Moreover, the provisions applicable to real estate investment trusts in the Internal Revenue Code may restrict the Company's ability to deal with a new tenant after termination of the lease. In the event a tenant does not pay rent, it is likely the Company would not only lose the net cash flow from the property but also might need to use cash flow generated by other properties to meet mortgage payments on the defaulted property in order to prevent foreclosure. Certain prior Programs of Affiliates of the Company have experienced adverse business developments including the filing by tenants for protection from creditors under Chapter 11 of the Bankruptcy Code and involvement in litigation, as a result of which the Company has released the Properties formerly occupied by such tenants.

     In evaluating a possible investment by the Company, the creditworthiness, or financial strength, of a tenant generally will continue to be a more significant factor than the value of the Property without a lease with the tenant and the Appraised Value of a Property will probably reflect the value of the tenant's ongoing lease of such Property.

     Risks of Real Estate Investments. Equity real estate investments are expected to limit the ability of the Company to vary its portfolio promptly in response to changing economic, financial and investment conditions. Such investments will be subject to risks such as adverse changes in general economic conditions or local conditions (for example, excessive building resulting in an oversupply of existing space or a decrease in employment, reducing the demand for real estate in the area), as well as other factors affecting real estate values (i.e., rent controls, increasing labor, materials and energy costs, the attractiveness of the neighborhood, etc.). Equity investments will also be subject to such risks as adverse changes in interest rates, the availability of long-term mortgage funds and additional debt financing, and the ability of the Company to provide for adequate maintenance of its Properties. To the extent that the Company utilizes less amounts of debt ("leverage") to acquire its Properties, the risks relating to interest rates and long-term financing will be reduced. The Company's investments will be in single tenant net lease commercial and/or industrial properties and, like all real estate equity investments, will be subject to the risk of inability to attract or retain tenants and to the risk of a decline in rental income as a result of adverse changes in the economic conditions, local real estate markets and other factors. To the extent that the Company's rental income is based on a percentage of gross receipts of retail tenants, its cash flow is dependent on the retail success achieved by such tenants. Also, certain expenditures associated with equity investments (principally mortgage payments, real estate taxes, maintenance and utility costs) are not necessarily decreased by events adversely affecting the Company's income from such investments. Should such events occur, the Company's equity investments could become a burden, and distributions to Shareholders may be impaired. In the event that mortgage payments are not met with respect to a Property, the Company could sustain a loss on its equity investment as a result of a foreclosure of mortgages secured by such Property.

     No Assurance of Property Appreciation, Company Profit or Dividends. While the Company will attempt to buy leased, income-producing Properties at a price at or below the appraised value of such Properties, there is no assurance that any Properties acquired by the Company will operate at a profit, will appreciate in value or will ever be sold at a profit, or that dividends will be paid by the Company. The marketability and value of any such Properties will be dependent upon many factors beyond the control of the Company. There is no assurance that there will be a ready market for the Company's Properties.

     Risks of Investing in Special Purpose Properties. The Company may acquire Properties which are specifically suited to the needs of particular tenants, including office, retail or industrial facilities. For example, the Company already owns interest in a medical clinic building, two branch bank buildings, a Property on which a fast-food restaurant is situated, two Properties on each of which a music retail store is situated, and a Property on which a large retail shoe store is being operated. The value of these Properties would be adversely affected by the failure of the specific tenant for which they are suited to renew or honor its lease. Such Properties would typically require extensive renovations to adapt them for new uses by new tenants. Also, it may be difficult for the Company to sell special purpose Properties to persons other than the tenant.

     Risks of Cost in Complying with the Americans With Disabilities Act. Title III of the Americans with Disabilities Act of 1990 ("ADA"), 42 U.S.C. Sect. 12101, et seq., prohibits discrimination in the private ownership and operation of real estate. Title III addresses the design, construction, and use of places of public accommodation and commercial facilities by private entities. In general, Title III provides that private entities who own, operate, lease, or lease to a place of public accommodation cannot discriminate against persons with disabilities in the facility itself or the activities and operations conducted within the facility. Title III mandates that persons with disabilities be provided accommodations and access equal to, or similar to, that available to the general public. In order to ensure that the Company's Properties comply with ADA, the Company may incur costs necessary to remove "architectural barriers," that is, everything that prevents a person with a disability from enjoying full and equal use of a facility. These costs may be prohibitive in certain situations and thereby prevent the Company from acquiring a Property that would otherwise qualify for acquisition. In addition, the costs of compliance with the ADA may have a significant adverse impact on the Company's profits.

     Risks of Environmental Liabilities. Under federal law, the landowner has certain liabilities with respect to the presence of improperly disposed hazardous substances on its real property. This liability is without regard to fault or knowledge of such substances and may be imposed jointly or severally upon all succeeding landowners from the date of the improper disposal. Moreover, the requirements of state and local laws governing the Properties which the Company acquires can be expected to differ from location to location. There can be no assurance that hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by present or future state or federal laws and regulations) will not be discovered on Properties during the time they are owned by the Company or after its sale of them to third parties. In the event hazardous materials are discovered on a Company Property, the Company may be required to remove these substances or sources and clean up the affected Property. In doing so, the Company may incur liability to the full extent of its assets for the entire cost or of any such removal and cleanup. The Company could also be liable to tenants or other users of the affected Property, and it may find it difficult or impossible to sell the affected property prior to or following any such removal or cleanup.

     Risks of Providing Financing to Purchasers of Company Properties. The Company may provide financing to purchasers of its Properties in order to effect their sale. This financing would result in a delay of the Company's receipt of the proceeds from the sale of the Property and in essence would result in the Company's investing in a loan to such person. The Company may provide such financing in circumstances where lenders are not willing to make loans secured by commercial real estate or may find it desirable where a purchaser is willing to pay a higher price for the property than it would without such financing.

     Risks of Leaseback Transactions. The Company, on occasion, may lease an investment Property back to the seller for a certain period of time or until stated rental income objectives are obtained. When the seller/lessee leases space to tenants, the seller/lessee's ability to meet its mortgage payments and its rental obligations to the Company would be subject to the risk that the tenants may be unable to meet their lease payments to the seller/lessee. A default by the seller/lessee or other premature termination of the leaseback agreement could, depending on the size of the Property and the Company's ability to manage and release it successfully, have an adverse effect on the financial position of the Company, since the Company may suffer a loss from operation of such Property. In the event of such a default or termination, there is no assurance that the Company would be able to find new tenants for the Property without incurring a loss.

     Also, a seller, in negotiating the terms of an acquisition which will require the seller to lease the Property back for some period of time, may attempt to include in the acquisition price all or some portion of the lease payments required to be made under the lease. If the seller is successful in such attempt, the Company may pay an increased price upon acquisition where a leaseback is involved. Further, leaseback revenues from Properties leased back to sellers may be deemed to be a return of capital rather than investment income.

     Accounting for Net Lease Transactions. Certain accounting standards require leases to be classified for financial reporting purposes as either capital leases or operating leases. Capital leases are required to appear as assets and liabilities on the lessee's balance sheet. Transactions in which the Company acquires a deed to a Property may or may not be recognized as a sale for financial reporting purposes due to the inclusion of certain provisions in the lease of the property. These accounting standards might make sale-leaseback transactions less desirable for the seller-tenant that wants to treat the sale-leaseback with the Company as an operating lease and, therefore, might reduce the prospective number of Properties available for net lease investment.

     Risks of Energy Shortages and Allocations. There may be shortages or increased costs of fuel, natural gas, water, or electric power or allocations thereof by suppliers or governmental regulatory bodies in the areas where the Company purchases Properties, in which event the operation of Properties to be acquired by the Company may be adversely affected. The Company will endeavor, where feasible, to provide for the pass-through of any such increases to tenants of the properties through lease provisions to that effect.

     Competition for Investments. The results of Company operations will depend upon the availability of suitable opportunities for investment, which in turn depends to a large extent on the type of investment involved, the condition of the money market, the nature and geographical location of the property, competition and other factors, none of which can be predicted with certainty. The Company will continue to compete for acceptable investments with other financial institutions, including insurance companies, pension funds and other institutions, real estate investment trusts and limited partnerships which have investment objectives similar to those of the Company. Many of these competitors have greater resources than the Company and have greater experience than the Directors and AAA.

     Risks of Uninsured Losses. The Company will continue to arrange for comprehensive insurance, including fire, liability and extended coverage on all investment Properties. However, there are certain types of losses (generally of a catastrophic nature) which may be either uninsurable or not economically insurable. These losses generally include those resulting from war, earthquakes and floods, in addition to punitive damages. If any such disaster occurs and is not covered by insurance, the Company might suffer a loss of capital invested and any profits which might be anticipated from the Property. The Company intends to obtain earthquake and flood insurance for its properties to the extent that it is economically available.

     Investments in Non-Real Estate Assets. The Company will continue to invest offering proceeds and working capital in Permitted Temporary Investments pending investment of such proceeds in real estate assets. In general, the return on Permitted Temporary Investments are sensitive to interest rates and the value of such investments will generally decrease as market interest rates increase. Accordingly, if the Company sells such an investment when interest rates are higher than at the time when the investments was initially made, the Company could receive less in such a sale than the amount it initially paid. Conversely, if market interest rates declined, these investments may be prepaid and the Company might not be able to reinvest the proceeds in investments bearing comparable rates of return due to lower prevailing interest rates.

     Adjacent Properties. Although it is not expected to occur, if AAA or its Affiliates acquire Properties that are adjacent to Company's Properties, the value of such Properties acquired by AAA or its Affiliates may be enhanced by the interests of the Company. It is also possible that such Properties would be in competition with Company's Properties for prospective tenants.

Other Risks to Shareholders

     Reliance on Management. The Shareholders do not have any active participation in the management of the Company or in the investment of the proceeds of this offering, and, therefore, must rely on the management, acquisition expertise, and decisions regarding property investments provided by the Directors and more particularly, AAA, the Company's property manager. None of the Company's officers or Directors will be a full-time employee of the Company. The principals of AAA and the Directors of the Company have substantial collective experience in commercial real estate investment. The Board of Directors has empowered H. Kerr Taylor to authorize and approve Company investment proposals on its behalf between meetings of the Board.

     Risk of Insufficient Working Capital. Although the Company is not presently experiencing any working capital deficiencies as of the date of this Prospectus, there is no assurance that the Company will have sufficient working capital in the future. A deficiency in working capital may be caused by a decrease in revenues, by an increase in expenses, or by an uninsured casualty to a property or by other unanticipated events. During times of insufficient working capital, there is no assurance that the Company could borrow funds or receive additional capital through the sale of its equity or debt securities. Further, loan covenants and other restrictions included in any Company financing agreements relating to its acquisition of properties or otherwise, could restrict the Company's ability to borrow for such purposes or its ability to draw funds from working capital reserves.

     Shareholder Voting Rights. Under the organizational documents, Shareholders voting specified percentages of the Shares may take certain actions, including amending the Company's Charter and Bylaws and causing the dissolution and liquidation of the Company. Certain provisions designed to preserve the Company's status as a REIT cannot be amended without a "super majority" vote of 66 2/3% of the Shares entitled to vote. Certain of these provisions may discourage or make it more difficult for a person to acquire control of the Company or to effect a change in the operation of the Company. All actions approved by the requisite number of votes would be binding on all of the Shareholders, whether or not they voted their Shares for such action, including votes to sell all or substantially all of the Company's assets, to dissolve and liquidate the Company, or to merge or reorganize the Company. In certain mergers and reorganizations, dissenting Shareholders may not have appraisal rights with respect to their Shares under applicable Maryland state law. Subject to certain conditions required under Maryland law, the Directors have the power to cause the issuance of additional Shares without obtaining Shareholder approval."

     Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct voting power (except solely be virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question to any shareholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

          The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Limited Liability of Directors and Possible Inadequacy of Remedies. The Directors are directors of a Maryland corporation and as such are required to perform their duties in a manner believed by the Directors to be in the best interests of the Company and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. A Director who performs his duties in accordance with the foregoing standards shall not be liable to the Company or any other person for failure to discharge his obligations as a director. Notwithstanding the additional responsibilities of Independent Directors, an Independent Director will not have any greater liability than that of a Director who is not independent.

     The Company may in the future obtain insurance on behalf of any director or officer in reasonable amounts against losses arising from tort claims which may be made against a Director.

     Under its Bylaws, the Company is required to, under specified conditions, indemnify its Directors, officers and employees against all liabilities to the full extent permitted under Maryland law.

     Share Ownership of Directors and Affiliates. AAA, the Directors, and Affiliates of Taylor presently own Shares and may purchase additional Shares. Accordingly, following completion of the offering, management and its Affiliates may own a substantial percentage of the total Shares outstanding. As Shareholders, these persons can be expected to vote their Shares in a manner intended to benefit themselves. Circumstances may arise where the interests of these persons as Shareholders may be different from those of the other Shareholders.

     The Company's Bylaws provide that with respect to Shares owned by the Adviser (as defined therein), which includes AAA, the Directors, or any Affiliates, neither the Adviser nor the Directors nor any Affiliate may vote or consent on matters submitted to the Shareholders regarding the removal of the Adviser, Directors, or any Affiliate on any transaction between the Company and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter in which the Adviser, Director and any Affiliate may not vote or consent, any Shares voted or as to which a consent is given by any of them shall not be included.

     Delay in Investment in Real Estate. Although AAA will be constantly reviewing available Properties, there will be a delay between the time investors purchase their Shares and the time the net proceeds of the offering are invested in real estate interests. A delay in the Company's investment of offering proceeds in real estate would delay the Company's receipt of rents from such investment properties and would delay the time that distributions would otherwise be made to Shareholders.

     Additional Financing and Potential Dilution. The Company is intended to be an "open-end" REIT in that the Directors are authorized, from time to time, without Shareholder approval, to borrow or raise capital through the issuance of additional Shares, notes, debentures, or other obligations of the Company which may be convertible into Shares or accompanied by warrants or rights to purchase Shares. The issuance of debt securities or additional equity interests by the Company will be made at such times and under such terms as the Directors determine to be in the best interests of the Company. It is possible, however, that any such issuance may result in dilution of the equity of the Shareholders. The Company will not, however, issue any debt securities or additional mortgage debt which would increase the Leverage of the Company above specified limits on Company indebtedness, and in any event will not issue such securities unless the historical or substantiated future cash flow of the Company, excluding extraordinary items, is sufficient to cover the interest on the debt securities.

     Derivative Securities. While the Public Warrants and Sales Warrants are outstanding, the Company may find it more difficult to raise equity capital. At any time when the holders of Public Warrants and Sales Warrants might be expected to exercise their Warrants, the Company may be able to obtain additional equity capital on terms more favorable than those provided in such Public Warrants and Sales Warrants.

     Fixed Expenses. Interest and required amortization payments on any outstanding debt of the Company as well as certain of the Company's operating expenses must be paid without regard to the Company's profitability. In the event the Company does not operate profitably and exhausts its reserves, it may be required to liquidate certain of its investments to pay its fixed expenses, which could have an adverse effect on the Company's operation.

     Investment Company Act of 1940. The Directors intend to conduct the operation of the Company so that it will not be subject to regulation under the Investment Company Act of 1940. The Company may therefore have to forego certain investments which could produce a more favorable return. Should the Company fail to qualify for an exemption from registration under the Investment Company Act of 1940, it would be subject to numerous restrictions under this Act. A failure to qualify for an exemption under this Act could have a material adverse affect on the Shareholders.

Tax Risks

     Risks of Failure to Qualify as a REIT. The Company intends to operate so as to qualify for taxation as a REIT. As a REIT, it will be allowed a deduction for distributions paid to its Shareholders in computing its taxable income. Should the Company fail to qualify as a REIT for any tax year, its previous election to be taxed as a REIT would terminate and it would generally not be able to elect to be taxed as a REIT until the fifth year after the beginning of the first year of such disqualification.
Without REIT qualification, the Company would be taxed as a regular corporation, and distributions to its Shareholders would not be deductible by the Company in computing its taxable income. The payment of any tax by the Company resulting from its failure to qualify as a REIT would reduce the funds available for distribution to Shareholders or for investment and, if Shareholder distributions had been made in anticipation of the Company's qualifying for taxation as a REIT, could force the Company to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax.

     Risks of Excise Tax and/or Penalties. A violation of the REIT Provisions, even where it does not cause failure to qualify as a REIT, may result in the imposition on the Company of substantial excise taxes, such as where the Company engages in a prohibited transaction or where the Company is determined to be a dealer in real property. Because the question of whether such a violation occurs may be a factual one and may depend on the facts and circumstances underlying a given transaction, it is possible that such violations could inadvertently occur. To reduce the possibility of an inadvertent violation, the Directors intend to rely on the advice of legal counsel in situations where they perceive the REIT Provisions to be inconclusive or ambiguous.

     Changes in Tax Laws. The discussions of the federal income tax considerations of this offering are based on current law, including the Code, the Regulations, certain administrative interpretations thereof and court decisions. Future events, such as court decisions, administrative rulings and interpretations and changes in the tax laws or Regulations, that change or modify these provisions could result in treatment under the federal income tax laws for the Company and/or the Shareholders that differs materially and adversely from that described in this Prospectus, both for taxable years arising after and before such event. There is no assurance that future legislation, administrative interpretations or court decisions will not be retroactive in effect.

     Risks for IRAs and Investors Subject to ERISA. Fiduciaries of a pension, profit sharing or other employee benefit plan subject to ERISA should consider whether the investment in Securities of the Company satisfies the diversification requirements of ERISA, whether the investment is prudent in light of possible limitations on the marketability of the Securities, whether the investment would be an improper delegation of control over or responsibility for plan assets and whether such fiduciaries have authority to acquire such Securities under the appropriate governing instrument and Title I of ERISA. Also, fiduciaries of an Individual Retirement Account ("IRA") should consider that an IRA may only make investments that are authorized by the appropriate governing instrument.

                          USE OF PROCEEDS

     Any net cash proceeds received by the Company will be used for working capital.

                              DILUTION

     The value of an Investor's Shares can be diluted by reason of future acquisitions by the Company, devaluation of existing Properties of the Company, the subsequent issuance of more Shares in this, other, or subsequent offerings, the use of all or part of the proceeds from this offering for operating expense of existing Properties, and the offering
Price being greater than the actual per Share value. The per Share Offering Price established for the Company's Current Public offering is $10.25. To the extent that the actual value of the Shares is, in fact, less than the per Share Offering Price, an Investor's investment in the Shares sold pursuant to this offering will be immediately diluted. See "RISK FACTORS-Risks Associated with this Offering - Dilution."

                   TERMS AND CONDITIONS OF THE WARRANTS

     The Public Warrants were issued in accordance with the terms of the Warrant Agreement entered into as of March 17, 1994, by the Company with itself acting as the Warrant Agent. The Warrant Agreement provides that each Public Warrant may be exercised only if a registration statement filed with the Securities and Exchange Commission covering the Shares issuable under the Securities Act of 1933 upon exercise of the Public Warrant
(the "Registration Statement") is current at the time of exercise and such Shares have been qualified under the securities laws of the state of residence of the holder of the Public Warrants.

     Subject to the foregoing limitation, each holder of a Public Warrant is entitled to one Share at an exercise price of $9.00 per Share until March 15, 1998. The exercise price for a holder of a Sales Warrant is $15.50 per Share until March 15, 1998. After March 15, 1998, the value of both Warrants becomes zero. The respective exercise prices of the Warrants are subject to adjustment to protect against dilution in the event of stock dividends, stock splits, subdivisions, reclassifications, reorganizations, consolidations and mergers. To date the Company has not been involved in any transactions which would require adjustment to the Warrant exercise price and the number of Shares issuable upon exercise of the Warrants.

     A holder of the Warrants has no rights, privileges or liabilities as a shareholder of the Company prior to exercise of the Warrants, including the right to vote and to receive distributions.


                        PLAN OF DISTRIBUTION

     The Company is offering Shares underlying the Public Warrants and Sales Warrants issued in its Initial Public Offering. The offering price of $9.00 per share for the Public Warrants and $15.50 per Share for the Sales Warrants, respectively, was established by a warrant agreement which accompanied the issue of the Public Warrants and Sales Warrants. No underwriter or placement agent has been engaged to assist the Company in this regard and no commissions or similar compensation will be paid to any party.

                       DESCRIPTION OF SHARES

     The Company is authorized to issue up to 604,952 Shares pursuant to this offering and 2,853,658.5365 Shares pursuant to the Current Public Offering. The Shares have a $.01 par value. As of the completion of the Initial Public Offering on March 15, 1996, 1,028,253 Shares were issued and outstanding. An additional 73,170.7317 shares have been authorized and registered for issuance pursuant to the Dividend Reinvestment Plan following the termination of the Current Public Offering.

     Each Share is entitled to participate equally in dividends when and if declared by the Directors and in the distribution of assets of the Company upon liquidation. Each Share is entitled to one vote and will be fully paid and nonassessible by the Company when the Share is issued and paid for. The Shares are not subject to redemption of the Company, except in limited circumstances in order to preserve the Company's REIT status under the REIT Provisions. The Shares have no preemptive rights (which are intended to ensure that a Shareholder maintains the same ownership interest (on a percentage basis) before and after the issue of additional Shares by the Company). The Shares do not have cumulative voting under Maryland law for the election of Directors. Other than shares of the Company's common stock the Company currently does not intend to issue any securities other than the Shares, although it may do so from time to time in either public or private distributions.

     The Directors may authorize the listing, issuance and sale of Shares on a national security exchange or on NASDAQ. The Directors may determine at a later date to list the Shares on a national securities exchange or on NASDAQ, but no such decisions as to such listing has yet been made to do so. Maryland law permits a Maryland corporation, if such power is provided for in its charter, to classify or to reclassify any unissued stock by setting or changing the preferences conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the redemption of such stock, all as determined by the Directors. The Company is not authorized and may do so only upon amendment of its Charter.

     Actual issuance of a certificate evidencing the Shares is optional, except in those states where state laws or regulations require the Company to issue certificates evidencing ownership of Shares. The Company may not issue Share certificates unless it receives a request in writing to do so together with a payment of $5.00 administrative charge to the extent such fee may legally be charged. Shareholders who do not elect to receive Share certificates will own such Shares in "uncertified" or "book entry" form and will be treated in a like manner as those who do receive a certificate. Owning Shares in uncertified or book entry form will (a) eliminate the physical handling and safekeeping responsibilities inherent to owning transferable certificates, and (b) eliminate the need to return a duly executed Share certificate to the Transfer Agent to effect the transfer. Transfers can be effected simply by mailing a duly executed stock power to the Transfer Agent subject to transfer restrictions necessary to maintain the Company's qualification as a REIT.

                     TRANSFER AND WARRANT AGENT

     Service Data Corporation of Omaha, Nebraska, serves as transfer agent for the Common Stock and as Warrant Agent for the Public Warrants and Sales Warrants.

                           LEGAL MATTERS

     The validity of the issuance of the 604,952 Shares of Common Stock being offered hereby upon exercise of the Public Warrants and Sales Warrants has been passed upon for the Company by Lieben, Dahlk, Whitted, Houghton Slowiaczek & Jahn, P.C., 2027 Dodge Street, Suite 100, Omaha, Nebraska, 68102.

                              EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche, LLP independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEMNIFICATION

     The business and affairs of the Company are managed under the direction of the Board of Directors, which has retained AAA to manage the day-to-day affairs of the Company and its acquisition and disposition of investments. Under Maryland law, each Director must perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with the care of an ordinary prudent person in a like position under similar circumstances. According to the Bylaws of the Company, the Directors have a fiduciary duty to the Company and the Shareholders and have a fiduciary duty to the Shareholders to supervise the relationship of the Company with the Adviser. The Directors have agreed to limit the indemnification they will seek from the Company in accordance with the restrictions contained in the Bylaws. The Bylaws of the Company generally provide that a Director may be indemnified for any liability or loss suffered by him or her if (i) the Directors determine, in good faith, that the course of conduct which caused such loss or liability was in the best interests of the Company, (ii) the Director requesting indemnification was acting on behalf of or performing services for the Company, (iii) such liability or loss was not the result of negligence or misconduct by the Director (or, in the case of an Independent Director, gross negligence or willful misconduct) and (iv) such indemnification is recoverable only out of the net assets of the Company.

     In addition, the Directors have agreed to limit the indemnification they will seek in connection with securities law violations in accordance with the restrictions contained in the Bylaws. In the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and therefore unenforceable. In the event that a claim for indemnification for liabilities arising under the Act (other than the payment by the Company of expenses incurred or paid by the Directors in the successful defense of any such action, suit or proceeding), is asserted by the Directors in connection with the securities being registered, the Company will submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            DEFINITIONS

     "AAA" means American Asset Advisers Realty Corporation, a Texas corporation whose sole shareholder is H. Kerr Taylor, the President and Chairman of the Board of the Company.

     "Act" means the Securities Act of 1933, as amended from time to time.

     "Acquisition Expenses" means those expenses, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired. Acquisition Expenses shall not include Acquisition Fees.

     "Acquisition Fees" means the total of all fees and commissions paid by any party to any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to Persons not affiliated with the Sponsor in connection with the actual development and construction of the project.

     "Adviser" shall mean the Person responsible for directing or performing the day-to-day business affairs of the Company, including a Person to which an Adviser subcontracts substantially all such functions.

     "Affiliate" means as to any person, any other person who (i) owns beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such person; or (ii) is an officer, retired officer, director, trustee, or general partner of such person; or
(iii) controls, is controlled by or is under common control with, such person; or (iv) if such other person is an officer, director, trustee or general partner of another entity, then the entity for which that person acts in any capacity.

     "American Asset Advisers Programs" means the AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., AAA Net Realty Fund XI, Ltd., and any other real estate limited partnerships or REITs sponsored by American Asset Advisers Realty Corporation or its Affiliates with investment objectives substantially similar.

     "Appraisal" means the valuation of real property (which value may take into consideration the existing state of the property or a state to be created) by an independent, qualified appraiser who is a member in good standing of the American Institute of Real Estate Appraisers (MAI) or is a disinterested person who, in the judgment of the Directors, is qualified to make such a determination. Each Appraisal shall be maintained in the Company's records for at least five years and shall be available for inspection and duplication by any Shareholder. The independent qualified appraiser shall be selected by a majority of the Directors (including a majority of the Independent Directors).

     "Benefit Plan" means an IRA, Keogh or employee benefit plan subject to Title I of ERISA or Section 4975 of the Code.

     "Board of Directors, or Directors" means the persons holding such office, as of any particular time, under the Charter, whether they be the Directors named therein or additional or successor Directors.

     "Bylaws" means the Bylaws of the Company.

     "Charter" means the Charter of the Company filed with the State Department of Assessments and Taxation of Maryland, as may be amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means American Asset Advisers Trust, Inc., a Maryland corporation.

     "Construction Fee" means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide Major Repairs or Rehabilitation on a Company project.

     "Current Public Offering" means the Company's second public offering of up to 2,853,658.5365 shares of the common stock of the Company, which public offering commenced on June 18, 1996 and will terminate on the earlier of the acceptance of subscriptions for Shares with aggregate offering price of $29,250,000 or June 17, 1998 (subject to possible extension).

     "Development Fee" means a fee for the packaging of the Company's property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date.

     "Director(s)" means, as of any particular time, the members of the Board of Directors of the Company.

     "Dividend Reinvestment Plan" or "Plan" shall mean the Company's Dividend Reinvestment Plan.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Exchange Act" means The Securities Exchange Act of 1934, as amended.

     "Independent Directors" means the Director(s) of the Company who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Adviser of the Company.

     (a) A Director shall be deemed to be associated with the Sponsor or Adviser if he or she:

          i. owns an interest in the Sponsor, Adviser, or any of their Affiliates; or
          ii. is employed by the Sponsor, Adviser, or any of their Affiliates; or
          iii. is an officer or director of Sponsor, Adviser, or any of their Affiliates; or
          iv. performs services, other than as a Director, for the Company; or
          v. is a Director for more than three Companies organized by the Sponsor or advised the Adviser; or
          vi. has any material business or professional relationship with the Sponsor, Adviser, or any of their Affiliates.

     (b) For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Director from the Sponsor and Adviser and Affiliates shall be deemed material per se if it exceeds 5% of the prospective Independent Director:

          i. annual gross revenue, derived from all sources, during either of the last two years; or
          ii.  net worth, on a fair market value basis.

     (c) An indirect relationship shall include circumstances in which a Director's spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Sponsor, Adviser, any of their Affiliates, or the Company.

     "Initial Public Offering" means the Company's first public offering of up to 2,000,000 shares of the common stock of the Company and Warrants to purchase 1,000,000 shares, which public offering terminated on March 15, 1996.

     "IRA" means an Individual Retirement Account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code.

     "KEOGH" means a retirement benefit plan covering a person with net earnings from self-employment, also known as an H.R.10 plan.

     "Leverage" means the aggregate amount of indebtedness of the Company for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

     "Majority Vote" means the affirmative vote of at least a majority of the Shares then outstanding represented and voting at a duly held meeting at which a quorum is present or by written consent of the Shareholders.

     "Net Assets" means the total assets (other than intangible) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

     "Participants" means those Limited Partners who elect to participate in the Dividend Reinvestment Plan.

     "Permitted Temporary Investments" means United States government securities, certificates of deposit or other time or demand deposits of commercial banks, savings banks, savings and loan associations or similar institutions which have a net worth of at least $100,000,000 or in which such certificates or deposits are fully insured by any Federal or state government agency, United States dollar deposits in foreign branches of banks which have a net worth of at least $100,000,000, bank repurchase agreements covering securities of the United States government or governmental agencies, commercial paper, bankers acceptances, public money market funds or other similar short-term highly liquid investments.

     "Person(s)" means individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and any other entities, government agencies and political subdivisions thereof.

     "Prohibited Transaction" under the REIT Provisions means sale of assets held by the Company primarily for sale to customers in the ordinary course of business other than (i) foreclosure property and (ii) certain dispositions of real estate assets which satisfy Section 857(b)(6)(C) of the Code.

     "Prospectus" means this prospectus pursuant to which the Company is offering up to 604,952 Shares, as the same may at any time and from time to time be amended or supplemented.

     "Regulations" means the federal income tax regulations which are the official United States Treasury Department interpretations of the Code.

     "Reinvestment Agent" means the independent agent for Participants in the Dividend Reinvestment Plan.

     "REIT" or "Real Estate Investment Trust" means a real estate investment trust as defined under Sections 856-860 of the Code.

     "REIT Taxable Income" means the taxable income of a REIT, adjusted as follows: (i) the deduction for distributions received allowable to trusts under Sections 241 through 247, 249 and 250 of the Code is not allowed; (ii) the deduction for distributions paid under Section 561 of the Code is allowed, but is computed without regard to that portion of such deduction attributable to net income from Foreclosure Property; (iii) taxable income is computed without regard to Section 443(b) of the Code relating to the computation of tax upon the change of an annual accounting period; (iv) net income from Foreclosure Property that is not qualified REIT income without regard to the foreclosure property provisions of the Code is excluded; (v) the tax imposed for failing the 75% Income Test and/or the 95% Income Test is deducted; and (vi) income derived from Prohibited Transactions is excluded.

     "Roll-Up Entity" means a partnership, real estate investment trust, corporation, trust, or other entity that would be created or would survive after the successful completion of a proposed Roll-Up transaction.

     "SEC" means the Securities and Exchange Commission.

     "Selected Dealers" means broker-dealers who are members of the NASD and who have executed a Selected Dealer Agreement with the Company.

     "Service" or "IRS" means The Internal Revenue Service.

     "Shareholders" means those Persons who at any particular time are shown as holders of record of Shares on the Books and records of the Company.

     "Share" means the Shares of the Company's $.01 par value common stock offering pursuant to this Prospectus.

     "Sponsor" means any person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is as that of an independent property manager of Company assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:

     (a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other persons;
     (b) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;
     (c) having a substantial number of relationships and contacts with the Company;
     (d)  possessing significant rights to control Company properties;

     (e) receiving fees for providing services to Company which are paid on a basis that is not customary in the industry; or
     (f) providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.

     "Unimproved Real Property" means the real property of the Company which has the following three characteristics:

     (a) an equity interest in real property which as not acquired for the purpose of producing rental or other operating income;
     (b) has no development or construction in process on such land; and no development or construction on such land is planned in good faith to commence on such land within one year.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITOR OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


              CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 31, 1996, 1995
                           AND 1994


              AMERICAN ASSET ADVISERS TRUST, INC.


                                F-1

              AMERICAN ASSET ADVISERS TRUST, INC.
                INDEX TO FINANCIAL STATEMENTS


                                                                Page


FINANCIAL STATEMENTS:

Independent Auditors' Report                                     F-3
Consolidated Balance Sheets, December 31, 1996                   F-4
    and 1995
Consolidated Statements of Operations for the Years              F-5
    Ended December 31, 1996, 1995 and 1994
Consolidated Statements of Shareholders' Equity                  F-6
    for the Years Ended December 31, 1996, 1995
    and 1994
Consolidated Statements of Cash Flows for the Years       F-7 to F-8
    Ended December 31, 1996, 1995 and 1994
Notes to Consolidated Financial Statements for the       F-9 to F-14
    Years Ended December 31, 1996, 1995 and 1994


                                F-2


INDEPENDENT AUDITORS' REPORT

American Asset Advisers Trust, Inc.

We have audited the accompanying consolidated balance sheets of American Asset Advisers Trust, Inc. (the "Company") as of
December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/Deloitte & Touche, LLP

DELOITTE & TOUCHE LLP

Houston, Texas
February 14, 1997


                                F-3

               AMERICAN ASSET ADVISERS TRUST, INC.
                   CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1996 AND 1995

ASSETS                            1996            1995
CASH AND CASH EQUIVALENTS     $  1,616,311   $  1,564,961

ACCOUNTS RECEIVABLE                  5,119               -

PROPERTY:
  Escrow deposits                   75,000               -
  Land                           4,634,941       2,152,103
  Buildings                      4,435,713       4,436,074
                                 9,145,654       6,588,177
  Accumulated depreciation        (195,256)       ( 81,512)
TOTAL PROPERTY                   8,950,398       6,506,665

NET INVESTMENT IN DIRECT
  FINANCING LEASES               3,151,797         582,753

OTHER ASSETS:
  Prepaid acquisition costs         74,336          77,761
  Prepaid issuance costs           101,399               -
  Accrued rental income             74,625          23,845
  Organization costs, net of
  accumulated amortization
  of $160,919 and $99,130,
  respectively                     152,849         214,638

TOTAL OTHER ASSETS                 403,209         316,244

TOTAL ASSETS                $   14,126,834    $  8,970,623

LIABILITIES AND
SHAREHOLDERS' EQUITY
LIABILITIES
  Accounts payable          $       36,235    $     67,481
  Compensation payable             150,000         150,000
  Security deposit                  15,050          15,050

TOTAL  LIABILITIES                 201,285         232,531

MINORITY INTEREST                3,631,847       1,596,169

SHAREHOLDERS' EQUITY
  Common stock, $.01 par
   value, 25,000,000 shares
   authorized, 1,204,925 and
   827,876 shares issued and
   outstanding, respectively        12,049           8,279
  Additional paid-in capital    10,780,847       7,438,368

  Accumulated distributions
   in excess of earnings          (499,194)       (304,724)

TOTAL SHAREHOLDERS' EQUITY      10,293,702       7,141,923

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY       $  14,126,834    $  8,970,623


See Notes to Consolidated Financial Statements


                                F-4

             AMERICAN ASSET ADVISERS TRUST, INC.
            CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                 1996         1995         1994
REVENUES
  RENTAL INCOME FROM
  OPERATING LEASES           $  780,768  $  434,563  $   93,552
  EARNED INCOME FROM
  DIRECT FINANCING LEASES       144,020      60,574      28,090
  INTEREST INCOME               137,528     127,947      37,564

TOTAL REVENUES                1,062,316     623,084     159,206

EXPENSES
   ADMINISTRATIVE                37,910           -       2,954
   AMORTIZATION                  61,789      61,470      35,265
   COMPENSATION                       -     150,000           -
   DEPRECIATION                 113,744      66,966      14,546
   DIRECTORS' FEES               15,000      16,500      10,500
   INTEREST                       5,000           -           -
   LEGAL AND PROFESSIONAL
   FEES                          41,060      49,863       5,531
   PRINTING                       4,089       7,835           -
   OTHER                         24,265      14,626       2,498

TOTAL EXPENSES                  302,857     367,260      71,294

INCOME BEFORE MINORITY
   INTEREST IN NET INCOME OF
   CONSOLIDATED JOINT VENTURES  759,459     255,824      87,912

MINORITY INTEREST IN NET
  INCOME OF CONSOLIDATED
  JOINT VENTURES               (216,652)    (92,378)     (8,367)

NET INCOME                   $  542,807   $ 163,446   $  79,545

NET INCOME PER SHARE:
   PRIMARY                   $      .51   $     .24   $     .32
   FULLY DILUTED             $      .50

WEIGHTED AVERAGE COMMON
  & COMMON EQUIVALENT
   SHARES:
   PRIMARY                    1,066,353     672,794     251,768
   FULLY DILUTED              1,329,494

See Notes to Consolidated Financial Statements

                                F-5


             AMERICAN ASSET ADVISERS TRUST, INC.
       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                  Accumulated
                                   Additional     Distributions
                        Common     Paid-In        In Excess of
                        Stock     -Capital         Earnings          Total

Balance at
 December 31,1993     $   200    $   199,810     $   (2,395)     $  197,615

   Issuance of
    common stock        4,709      4,704,495              -       4,709,204

   Issuance costs           -       (485,300)             -        (485,300)

   Distributions
    ($.35 per share)        -              -       (126,235)       (126,235)

   Net income               -              -         79,545          79,545


Balance at
 December 31, 1994      4,909      4,419,005        (49,085)      4,374,829

   Issuance of
    common stock        3,370      3,366,175              -       3,369,545

   Issuance costs           -       (346,812)             -        (346,812)

   Distributions
    ($.64 per share)        -              -       (419,085)       (419,085)

   Net income               -              -        163,446         163,446


Balance at
 December 31, 1995      8,279      7,438,368       (304,724)      7,141,923

   Issuance of
    common stock        3,770      3,810,883              -       3,814,653

   Issuance costs           -       (468,404)             -        (468,404)

   Distributions
    ($.71 per share)        -              -       (737,277)       (737,277)

   Net income               -              -        542,807         542,807


Balance at
 December 31,1996     $12,049    $10,780,847      $(499,194)    $10,293,702


See Notes to Consolidated Financial Statements

                                F-6

             AMERICAN ASSET ADVISERS TRUST, INC.
            CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                               1996          1995         1994

CASH FLOWS FROM
OPERATING ACTIVITIES

Net income                  $  542,807  $   163,446    $    79,545

Adjustments to reconcile
 net income to net cash
 flows from operating
 activities:
 Amortization                   61,789       61,470         35,265
 Depreciation                  113,744       66,966         14,546
 Increase in minority
  interest                     216,652       92,378          8,367
 Decrease (increase)
  in accounts receivable        (5,119)          69            (69)
 Increase (decrease)
  in accounts payable          (31,246)      66,058          1,423
 Increase in compensation
  payable                            -      150,000              -
 Increase in security
  deposits                           -       15,050              -
 Cash receipts from direct
  financing lease in excess
  of income recognized           1,017        2,980            100
 Increase in escrow
  deposits                     (38,250)           -              -
 Increase in accrued
  rental income                (50,780)     (23,845)             -
 Increase in
  organization costs                 -      (20,355)      (234,595)

NET CASH FLOWS PROVIDED
 BY (USED IN) OPERATING
 ACTIVITIES                    810,614      574,217        (95,418)

CASH FLOWS FROM
 INVESTING ACTIVITIES

Acquisitions of real
 estate:
Accounted for under the
 operating lease method     (1,695,146)  (2,715,431)    (2,262,667)
Accounted for under the
 direct financing lease
  method                    (1,342,805)      (1,337)      (584,496)

Change in prepaid
 acquisition costs               3,425      (77,084)          (677)

NET CASH FLOWS USED
 IN INVESTING
 ACTIVITIES                 (3,034,526)  (2,793,852)    (2,847,840)

CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock, net       3,346,249    3,022,733      4,223,904
 Prepaid issuance costs       (101,399)           -              -
 Distributions paid to
  shareholders                (737,277)    (419,085)      (126,235)
 Distributions to
  minority interest
  partners                    (232,311)    (104,639)       (10,016)

NET CASH FLOWS PROVIDED
 BY FINANCING ACTIVITIES     2,275,262    2,499,009      4,087,653

NET INCREASE IN CASH
 & CASH EQUIVALENTS             51,350      279,374      1,144,395

CASH & CASH EQUIVALENTS,
 beginning of period         1,564,961    1,285,587        141,192

CASH & CASH EQUIVALENTS,
 end of period              $1,616,311   $1,564,961     $1,285,587

See Notes to Consolidated Financial Statements

                                F-7


             AMERICAN ASSET ADVISERS TRUST, INC.
      CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                        1996            1995         1994

SUPPLEMENTAL SCHEDULE
 OF NON-CASH FINANCING
 ACTIVITIES:

 Escrow deposit
  contributed by partner
  of the consolidated
  joint ventures                  $   36,750     $         -   $       -

 Minority owners share
  of real estate
  acquired:
 Accounted for under
  the operating lease
  method                          $  787,331    $    874,943   $  735,136
 Accounted for under
  the direct financing
  lease method                     1,227,256               -            -
  Total minority owners
  share of real estate
  acquired                        $2,014,587    $    874,943   $  735,136


See notes to Consolidated Financial Statements.

                                F-8


             AMERICAN ASSET ADVISERS TRUST, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

American Asset Advisers Trust, Inc. ("the Company") was incorporated on August 17, 1993 as a Maryland corporation. The initial issuance of 20,001 shares of stock for $200,010 was to American Asset Advisers Realty Corporation ("AAA"). Commencing March 17, 1994, the Company offered up to 2,000,000 additional shares of common stock together with 1,000,000 warrants. The Company is in the process of registering shares of common stock for issuance upon the exercise of the outstanding warrants. The warrants are exercisable at $9 per share between March 17, 1997 and March 16, 1998. As of December 31, 1996, 504,126 warrants were outstanding. The offering period of the initial public offering terminated on March 15, 1996 with 1,008,252 shares being issued. On June 18, 1996, the Company offered up to 2,853,659 additional shares of its common stock. The offering will terminate June 17, 1998, unless terminated earlier. As of December 31, 1996, 176,672 shares in this second offering were issued, bringing the total shares issued and outstanding to 1,204,925 shares.

The Company was formed to acquire commercial and industrial real estate properties using invested and borrowed funds. The selection, acquisition and supervision of the operation of the properties is managed by AAA, a related party.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of American Asset Advisers Trust, Inc. and its four controlled joint ventures with related parties.

BASIS OF ACCOUNTING

The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

REAL ESTATE

Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating lease method or the direct financing lease method.

Under the operating lease method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing lease method, properties are recorded at their net investment (see Note 3). Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

                                F-9

The Company's lease agreements do not provide for contingent rentals.

The Company obtains an appraisal on each property prior to a property's acquisition and also performs an annual valuation update to evaluate potential impairment for each property for which an appraisal is older than twelve months. This valuation is based on capitalization of income for each property, a review of current market conditions and any significant events or factors which would indicate a potential impairment to the value of a property.

DEPRECIATION

Buildings are depreciated using the straight-line method over an estimated useful life of 39 years.

ORGANIZATION COSTS

Organization costs incurred in the formation of the Company are amortized on a straight-line basis over five years.

STATEMENT OF CASH FLOWS - SUPPLEMENTAL INFORMATION

No cash was paid for interest during 1996, 1995 or 1994.

FEDERAL INCOME TAXES

The Company is qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 95% of its real estate investment trust taxable income is distributed by March 15 of the following year.

NET INCOME PER SHARE

The number of shares used in primary net income per share calculations are based on the weighted average number of shares of common stock outstanding. The number of shares used in the fully diluted net income per share calculations are based on the weighted average number of shares of common stock outstanding and the assumption that the warrants were exercised using the treasury stock method.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company believes the carrying value of financial instruments consisting of cash, cash equivalents, accounts receivable and liabilities approximates their fair value.

                                F-10


2. OPERATING LEASES

A summary of minimum future rentals, exclusive of any renewals, under noncancellable operating leases in existence at December
31, 1996 is as follows:

             1997                          $     932,543
             1998                          $     936,961
             1999                          $     963,178
             2000                          $     988,006
             2001                          $     997,043
             2002-2016                     $   6,469,568

3. NET INVESTMENT IN DIRECT FINANCING LEASES

The Company's net investment in its direct financing leases at December 31, 1996 and 1995 included:

                                       1996                 1995
 Minimum lease payments
  receivable                    $ 7,441,043       $    1,383,086
 Unguaranteed residual value      1,557,904              289,209
 Less: Unearned income            5,847,150            1,089,542

                               $  3,151,797        $     582,753

A summary of minimum future rentals, exclusive of any renewals, under the noncancellable direct financing leases are summarized as follows:

             1997                          $      330,229
             1998                          $      330,229
             1999                          $      333,165
             2000                          $      336,590
             2001                          $      343,251
             2002-2016                     $    5,767,559

4. MINORITY INTEREST

On September 23, 1996, the Company formed a joint venture, AAA Joint Venture 96-2, with AAA Net Realty Fund XI, Ltd., an affiliated partnership. The joint venture was formed for the purpose of acquiring a parcel of land in The Woodlands, Texas upon which the tenant, Bank United, will construct a branch bank building at its cost. At the termination of the lease the improvements will be owned by the joint venture. The Company's interest in the joint venture is 51%. The minority interest is 49%.

On April 5, 1996, the Company formed a joint venture, AAA Joint Venture 96-1, with AAA Net Realty Fund XI, Ltd. and AAA Net Realty Fund X, Ltd., affiliated partnerships, for the purpose of acquiring a property which is being operated as a Just For Feet retail store in Tucson, Arizona. The property was purchased on September 11, 1996 after construction was completed. The Company's interest in the joint venture is 51.9%. The minority interest is 48.1%.

On September 12, 1995, the Company formed a joint venture, AAA Joint Venture 95-2, with AAA Net Realty Fund XI, Ltd., an affiliated partnership, for the purpose of acquiring a property in Wichita, Kansas on lease to Blockbuster Music Retail, Inc.
The Company's interest in the joint venture is 51%. The minority interest is 49%.

                                F-11


On October 27, 1994, the Company formed a joint venture, AAA Joint Venture 94-1, with AAA Net Realty Fund X, Ltd., an affiliated partnership, for the purpose of acquiring a property in Independence, Missouri on lease to Blockbuster Music Retail, Inc. The Company's interest in the joint venture is 54.84%. The minority interest is 45.16%.

5. MAJOR TENANTS

The Company's operations are all related to the acquisition and leasing of commercial real estate properties. The following schedule summarizes rental income by lessee for 1996, 1995 and 1994 under both operating lease and direct financing lease methods of accounting:

                                1996            1995          1994
Tandy Corporation
(Mesquite, Texas)          $ 108,900       $ 108,903     $  59,290

America's Favorite
Chicken Company
(Smyrna, Georgia)          $  91,875*      $  94,118     $  40,173

Blockbuster Music
Retail, Inc.
(Independence, Missouri
 and Wichita, Kansas)      $ 377,901       $ 238,906     $  22,179

OneCare Health
Industries, Inc.
(Houston, Texas)           $ 201,638       $  53,210     $       -

Just For Feet, Inc.
(Tucson, Arizona)          $ 123,244       $       -     $       -

Bank United
(The Woodlands, Texas
 and Houston, Texas)       $  21,230       $       -     $       -

  Total                    $ 924,788       $ 495,137     $ 121,642

    *Decrease resulted from recognition of earned income under the direct financing lease method of accounting. Rental payments received remained unchanged from 1995.

6. FEDERAL INCOME TAXES

The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences and to certain organization costs which are amortized for financial reporting purposes only.

For income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows:

                                1996         1995             1994
Ordinary Income          $   545,967  $   342,210      $   105,456

Capital gains                      -            -                -

Return of capital            191,310       76,875           20,779

                         $   737,277  $   419,085      $   126,235

7. RELATED PARTY TRANSACTIONS

20,001 Shares of the Company's stock are owned by AAA. The common stock of AAA is wholly owned by the president and director of the Company. In addition, the Company has entered into an Omnibus Services Agreement with AAA whereby AAA provides property acquisition, leasing, administrative and management services for the Company. $37,910 and $2,954 were incurred and paid to AAA during 1996 and 1994, respectively, for such services.

                                F-12


Certain costs have been incurred by AAA in connection with the organization and syndication of the Company. Reimbursement of these costs become obligations of the Company in accordance with the terms of the offering. The costs to organize the Company have been capitalized as Organization Costs. For the year ended December 31, 1994, $58,110 in reimbursements had been incurred and paid to AAA. In addition, $98,494 and $64,848 of costs were incurred by AAA in 1996 and 1995, respectively, in connection with the issuance and marketing of the Company's stock. These costs are reflected as issuance costs. $9,256 of these costs were owed to AAA at December 31, 1995.

Acquisition fees, including real estate commissions, finders fees, consulting fees and any other non-recurring fees incurred in connection with locating, evaluating and selecting properties and structuring and negotiating the acquisition of properties are included in the basis of the properties. Acquisition fees of $222,785, $232,378 and $131,077 were incurred and paid to AAA during 1996, 1995 and 1994, respectively.

On August 22, 1995, the Board of Directors approved a special compensation payment for the president in the amount of $150,000 for services provided from August 1993 through August 1995. In connection therewith, the Company executed a demand note payable at the earlier of July 15, 1996 or the receipt of $10,000,000 from the Company's stock offering. The note shall be payable in cash or stock depending on the availability of cash for such payment. No compensation arrangements were considered by the Board prior to this time because the Company had not raised sufficient funds through its stock offering, as determined by the judgment of the Board, considered necessary for any compensation to be granted. The compensation had not been accrued prior to August 22, 1995 because its payment was uncertain and the level of compensation had not been determined until the August 1995 Board meeting. As of the termination of the initial public offering in March 1996, the Company had sold in excess of $10,000,000. Although the president can demand payment on the note, such demand has not been made. The decision regarding the nature of the payment, whether in stock or cash, will be made by the Board of Directors at the time the president demands payment. In consideration that no payment has been demanded by the president for the special compensation payment, the Board of Directors approved at its August 1, 1996 meeting the payment of interest to the president at an annual rate of 8%. This interest payment will be paid in cash or in stock. As of December 31, 1996, $5,000 of interest has been accrued related to this note.

No decisions as yet have been made with respect to any additional compensation for any period after August 1995. The Board of Directors commissioned an external study with respect to the amount and type of compensation which could be paid in the future to officers and/or directors, as well as the contingencies and performance standards on which compensation will be determined. The compensation portion of the study has been completed and will be considered at such time as the Board determines in the future to consider a new compensation arrangement. Accordingly, the financial statements do not include any accruals for compensation subsequent to August 1995.

In accordance with the terms of the Company's public offering, up to 15% of the gross offering proceeds will be used to pay aggregate selling commissions and other issuance costs incurred by the Company. Any excess costs incurred by the Company are the obligation of AAA. At December 31, 1996, $101,399 of such costs had been incurred by the Company in excess of the amount allowed from the offering proceeds. AAA's obligation to fund such costs is dependent upon future proceeds from the public offering.

See Note 4 for joint venture agreements with related parties.

                                F-13


8. PROPERTY ACQUISITIONS IN 1996

On December 11, 1996, the Company purchased real estate located in Houston, Texas for $849,462. The property is a tract of undeveloped land on which the tenant, Bank United, intends to construct a branch bank. The lease agreement is for fifteen years, however the tenant has the option to renew the lease for one additional term of five years. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $5,119 of rental income from Bank United for 1996.

On December 11, 1996, the Company entered into an agreement with SCC Baton Rouge JFF, Ltd. for the purchase of a property to be constructed in Baton Rouge, Louisiana. The property will be acquired subject to a lease with Just For Feet, Inc. The purchase price for the property will total approximately $2,670,000 and will be paid with funds raised from the Company's stock offering (See Note 1) and through a joint venture with a related party.

On September 23, 1996, the Company purchased a 51% interest in real estate located in The Woodlands, Texas through a joint venture with a related party for the purchase price of $270,300. The property is a tract of undeveloped land on which the tenant, Bank United, will construct a branch bank. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for one additional term of five years. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $16,111 of rental income from Bank United for 1996.

On September 11, 1996, the Company acquired a 51.9% interest in a newly constructed property on lease to Just For Feet, Inc. through a joint venture with two related parties for the purchase price of $1,918,189. The lease agreement extends for twenty years, however the tenant has the option to renew the lease for two additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth, tenth, and fifteenth years of the lease. The Company recorded $123,244 of income from Just For Feet for 1996.

As no buildings had previously been constructed on any of the properties acquired by the Company during 1996, the rental income received by the Company from these properties represents the initial results of operations. Consequently, no pro-forma information is presented.

                                F-14

EXHIBIT A

PRIOR PERFORMANCE TABLES


The information in this section shows certain relevant summary information concerning prior partnerships sponsored by Affiliates
(the "Prior Programs") which had investment objectives similar to the Company.

The investment objectives of these prior programs, which are substantially the same as those of the Company, generally include preservation of capital, the potential for increased income and protection against inflation, potential for capital appreciation and partially tax-sheltered cash distributions.

INVESTORS SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING TABLES AS IMPLYING, IN ANY MANNER, THAT THE COMPANY WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. DISTRIBUTABLE CASH FLOW, FEDERAL INCOME TAX DEDUCTIONS OR OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT. INVESTORS SHOULD NOTE THAT, BY ACQUIRING SHARES IN THE COMPANY, THEY WILL NOT BE ACQUIRING ANY INTEREST IN ANY PRIOR PROGRAMS.

DESCRIPTION OF TABLES

The following Tables are included herein:

     Table I    -   Experience in Raising and Investing Funds

     Table II  -    Compensation to Sponsor

     Table III -    Operating Results of Prior Programs

     Table VI -     Acquisitions of Properties by Programs

All information contained in Tables I, II, III and VI is as of December 31, 1996. The following is a brief description of the
Tables:

TABLE I - EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents information on a percentage basis showing the experience of the General Partners and Affiliates in raising and investing funds for the Prior Programs, the offerings of which closed in the three year period ended December 31, 1996.

The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of dollars raised. The Table also shows the date the offering commenced and the time required to raise funds for investment.

TABLE II - COMPENSATION TO SPONSOR

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the General Partners or Affiliates of the Prior Programs.

The Table indicates the total offering proceeds and the portion of such offering proceeds paid to the General Partners and Affiliates in connection with the Prior Programs, the offerings of which closed in the three year period ended December 31, 1996. The Table also shows the amounts paid to the General Partners and Affiliates from cash generated from operations on a cumulative basis commencing with inception and ending December 31, 1996.

TABLE III - OPERATING RESULTS OF PRIOR PROGRAMS

Table III presents a summary of operating results of the Prior
Programs, the offerings of which closed in the five year period ended December 31, 1996.

TABLE IV - RESULTS OF COMPLETED PROGRAMS

Table IV is omitted from this section because none of the General
Partners or Affiliates have been involved in completed programs which had investment objectives similar to those of the Company.

TABLE V - SALES OR DISPOSAL OF PROPERTIES

Table V is omitted from this section because there have been no property sales or disposal from any of the Prior Programs.

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS

Table VI provides certain information pertaining to properties acquired during the past three years by the Prior Programs.

PRIOR PROGRAMS

Information in this section pertains to the following programs:

AAA Net Realty Fund Goodyear, Ltd.     -  "AAA Goodyear"
AAA Net Realty Fund IX, Ltd.           -  "AAA Net Realty IX"
AAA Net Realty Fund X, Ltd.            -  "AAA Net Realty X"
AAA Net Realty Fund XI, Ltd.           -  "AAA Net Realty XI"

                TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

              (Unaudited)

                                                  AAA NET       AAA NET
                                                   REALTY        REALTY
                                                   FUND X       FUND XI

Dollar Amount Offered                            $20,000,000   $20,000,000

Dollar Amount Raised                             $11,453,610    $7,061,200

Less Offering Expenses:
   Selling Commissions
     and Discounts                                       8.0%          8.0%
   Organizational Expenses (1)                           2.6%          4.2%
   Marketing Support & Due Diligence                     2.5%          2.5%

Reserve for Operations                                   1.0%          1.0%

Percent Available for
   Investment                                           88.4%         84.3%

Acquisition Costs
   Cash Down Payment                                    77.4%         40.9%
   Acquisition Fees (2)                                  3.8%          2.0%
   Other                                                 0.0%          0.0%

   Total Acquisition Costs                              81.2%         42.9%


Percent Leveraged                                        0.0%          0.0%

Date Offering Began                                  9-17-92      10-27-94

Length of Offering (in months)                            24            24

Months to Invest 90% of
     Amount Available for
     Investment (Measured from
     Beginning of Offering)                               28           N/A


(1) Organizational expenses include legal, accounting, printing, escrow, filing, recording and other related expenses associated with the formation and original organization of the Partnership and also included fees paid to affiliates.
(2) Acquisition fees include fees paid to the general partner.

                TABLE II

        COMPENSATION TO SPONSOR

              (Unaudited)
                                                                 FEES PAID
                                                                 WITHIN LAST
                                    AAA NET        AAA NET       3 YEARS FOR
                                    REALTY         REALTY        ALL OTHER
                                    FUND X         FUND XI       PROGRAMS (1)

Date Offering Commenced            9-17-92        10-27-94       1985-1990

Dollar Amount Raised           $11,453,610      $7,061,200     $12,150,500

Amount paid to sponsor from
  proceeds of offering:
  Underwriting fees                     $0              $0              $0
  Acquisition fees                $436,046        $141,321              $0
  Real estate commissions               $0              $0              $0
  Advisory Fees                         $0              $0              $0
  Reimbursement for
  organizational expense           $54,602        $190,545              $0
  Other                                 $0              $0              $0

Dollar amount of cash
  generated from operations
  before deducting payments
  to sponsor                    $2,574,522        $417,858      $3,298,276

Amount paid to sponsor from
  operations:
  Property management fee               $0              $0              $0
  Reimbursements                  $150,179         $17,832        $144,900
  Leasing Commissions                   $0              $0              $0
  Other (General Partner
  Distributions)                   $10,350          $2,040         $29,456

Dollar amount of property sales
  and refinancing before
  deducting payments to sponsor
  -cash                                N/A             N/A             N/A
  -notes                               N/A             N/A             N/A

Amount paid to sponsor from
  property sales and
  refinancing:
  Real Estate Commissions              N/A             N/A             N/A
  Incentive fees                       N/A             N/A             N/A
  Other (identify & quantify)          N/A             N/A             N/A


(1) Represents information for eight private programs sponsored between 1985 and 1990.

                TABLE III
   OPERATING RESULTS OF PRIOR PROGRAMS

     AAA NET REALTY GOODYEAR  (1) (2)
                 (Unaudited)
                               1990         1991         1992          1993         1994         1995         1996
Gross Revenues                 $2,586       $85,490      $107,333      $107,376     $107,443     $107,438     $107,347

Profit on sale of
 properties                        $0            $0            $0            $0           $0           $0           $0

Less: Operating expenses (4)      $59       $12,933        $5,945        $6,016       $4,942       $3,994       $4,840
    Interest expense               $0            $0            $0            $0           $0           $0           $0
    Depreciation and
     amortization              $1,572       $27,918      $36,372        $36,372      $36,372      $34,801      $22,872

Net Income - GAAP Basis          $955       $44,639      $65,016        $64,988      $66,129      $68,643      $79,635
Taxable Income
 -from operations                $955       $44,639      $65,016        $64,988      $66,129      $68,643      $79,635
 -from gain on sale                $0            $0           $0             $0           $0           $0           $0
Cash generated
 -from operations (5)          $1,767       $65,762      $86,959 (8)   $101,278     $102,480     $118,026      $91,054 (8)
Cash generated from sales          $0            $0           $0             $0           $0           $0           $0
Cash generated from
  refinancing                      $0            $0           $0             $0           $0           $0           $0
Cash generated from
  operations, sales and
  refinancing                  $1,767       $65,762      $86,959       $101,278     $102,480     $118,026      $91,054
Less:  Cash distributions
       to investors (3)
 -from operating cash flow         $0       $59,180     $101,388       $100,392     $100,392     $100,392     $100,392
 -from cash flow from prior
   period                          $0            $0         $589             $0           $0           $0           $0
 -from sales and refinancing       $0            $0           $0             $0           $0           $0           $0
 -from return of capital           $0      $105,910 (7)       $0             $0           $0           $0           $0
Cash generated (deficiency)
 after cash distributions
 to investors                  $1,767      ($99,328)    ($15,018) (8)      $886       $2,088      $17,634      ($9,338) (8)
Less:  Cash distributions to
 general partner                   $0          $452         $960           $880         $960         $960         $960
Cash generated (deficiency)
after cash distributions       $1,767      ($99,780)    ($15,978)            $6       $1,128      $16,674     ($10,298)
Special items (not including
 sales and refinancing):
Limited partners'
 capital contributions       $385,000      $950,000           $0             $0           $0           $0           $0
General partner's
 capital contributions             $0            $0           $0             $0           $0           $0           $0
Organization and syndication
 costs                       ($57,750)    ($116,550)          $0             $0           $0           $0           $0
Property acquisitions         ($9,000)  ($1,020,260)          $0             $0           $0           $0           $0
Cash generated (deficiency)
 after cash distributions
  and special items          $320,017     ($286,590)    ($15,978)            $6       $1,128      $16,674     ($10,298)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (7)
Federal Income Tax Results (6)
 Ordinary income (loss)
 -from operations               $2.48        $33.43       $52.90         $52.87       $53.80       $55.85       $64.80
 -from recapture                $0.00         $0.00        $0.00          $0.00        $0.00        $0.00        $0.00
 Capital gain (loss)            $0.00         $0.00        $0.00          $0.00        $0.00        $0.00        $0.00
Cash distributions to
 Investors (6)
 Source (on GAAP Basis)
 -Investment income from
   current period               $0.00        $33.43       $52.90 (8)     $52.87       $53.80       $55.85       $64.80 (8)
 -Investment income from
   prior period                 $0.00         $0.00        $0.00          $0.00        $0.00        $0.00        $0.00
 -Return of capital (10)        $0.00        $90.23 (7)   $30.07         $28.81       $27.88       $25.83       $16.88
Source (on Cash Basis)
 -Sales                         $0.00         $0.00        $0.00          $0.00        $0.00        $0.00        $0.00
 -Refinancing                   $0.00         $0.00        $0.00          $0.00        $0.00        $0.00        $0.00
 -Operations                    $0.00        $44.33       $82.50 (8)     $81.68       $81.68       $81.68       $81.68 (8)
 -Cash flow from prior period   $0.00         $0.00        $0.47          $0.00        $0.00        $0.00        $0.00
 -Return of capital             $0.00        $79.33 (7)    $0.00          $0.00        $0.00        $0.00        $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the
 last year reported in the
 Table (original total
 acquisition cost of properties
 retained divided by original
 total acquisition cost of all
 properties in program)          N/A          100%         100%           100%         100%         100%         100%

SEE NOTES TO TABLES

                                P-5

                TABLE III
   OPERATING RESULTS OF PRIOR PROGRAMS

      AAA NET REALTY FUND IX  (1) (2)
                 (Unaudited)
                                1991         1992          1993         1994         1995         1996
Gross Revenues                  $141,719     $373,681     $491,922   $496,362     $500,716     $499,602

Profit on sale of
 properties                           $0           $0           $0         $0           $0           $0

Less: Operating expenses (4)     $50,197      $53,020      $37,189    $37,597      $39,746      $31,822
    Interest expense                  $0           $0           $0         $0           $0           $0
    Depreciation and
     amortization                $85,112     $213,492     $254,899   $255,250     $255,250     $197,605

Net Income - GAAP Basis           $6,410     $107,169     $199,834   $203,515     $205,720     $270,175
Taxable Income
 -from operations                $54,461     $212,675     $313,034   $316,715     $318,920     $343,020
 -from gain on sale                   $0           $0           $0         $0           $0           $0
Cash generated from
 operations (5)                  $91,760     $325,702     $436,033   $487,354     $465,241     $460,245
Cash generated from sales             $0           $0           $0         $0           $0           $0
Cash generated from refinancing       $0           $0           $0         $0           $0           $0
Cash generated from operations,
 sales and refinancing           $91,760     $325,702     $436,033   $487,354     $465,241     $460,245
Less:  Cash distributions to
 investors (3)
 -from operating cash flow       $80,614     $318,949     $436,033   $452,802     $458,193     $458,462
 -from cash flow from prior
  period                              $0           $0      $11,378         $0           $0           $0
 -from sales and refinancing          $0           $0           $0         $0           $0           $0
 -from return of capital              $0           $0           $0         $0           $0           $0
Cash generated (deficiency)
 after cash distributions to
 investors                       $11,146       $6,753     ($11,378)   $34,552       $7,048       $1,783
Less:  Cash distributions to
 general partner                    $814       $3,000       $3,000     $3,000       $3,000       $3,000
Cash generated (deficiency)
 after cash distributions        $10,332       $3,753     ($14,378)   $31,552       $4,048      ($1,217)
Special items (not including
 sales and refinancing):
 Limited partners' capital
  contribution                $3,661,500   $1,729,000           $0         $0           $0           $0
 General partner's capital
  contribution                    $1,000           $0           $0         $0           $0           $0
 Organization and syndication
  costs                        ($549,225)   ($259,354)          $0         $0           $0           $0
 Property acquisitions       ($2,710,544) ($1,601,769)   ($124,556)        $0           $0           $0
Cash generated (deficiency)
 after cash distributions
  and special items             $413,063    ($128,370)   ($138,934)   $31,552       $4,048      ($1,217)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal Income Tax Results: (6)
 Ordinary income (loss)
 -from operations                 $14.87       $39.45       $58.07     $58.75       $59.16       $63.63
 -from recapture                   $0.00        $0.00        $0.00      $0.00        $0.00        $0.00
 Capital gain (loss)               $0.00        $0.00        $0.00      $0.00        $0.00        $0.00
Cash distributions to
 Investors (6)
 Source (on GAAP Basis)
 -Investment income from
   current period                 $14.87       $39.45       $58.07     $58.75       $59.16       $63.63
 -Investment income from
   prior period                    $0.00        $0.00        $0.00      $0.00        $0.00        $0.00
 -Return of capital (10)           $7.15       $19.72       $24.93     $25.25       $25.84       $21.42
 Source (on Cash Basis)
 -Sales                            $0.00        $0.00        $0.00      $0.00        $0.00        $0.00
 -Refinancing                      $0.00        $0.00        $0.00      $0.00        $0.00        $0.00
 -Operations                      $22.02       $59.17       $83.00     $84.00       $85.00       $85.05
 -Cash flow from prior period      $0.00        $0.00        $0.00      $0.00        $0.00        $0.00
 -Return of capital                $0.00        $0.00        $0.00      $0.00        $0.00        $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the
 last year reported in the Table
 (original total acquisition cost   100%         100%         100%       100%         100%         100%
 of properties retained divided
 by original total acquisition
 cost of all properties in
 program)



SEE NOTES TO TABLES

                                P-6

                TABLE III
   OPERATING RESULTS OF PRIOR PROGRAMS

    AAA NET REALTY FUND X (1) (2) (11)
               (Unaudited)
                                      1993           1994       1995       1996
Gross Revenues                     $182,358       $666,798   $1,043,148  $1,050,106

Profit on sale of properties             $0             $0           $0          $0

Less: Operating expenses (4)        $13,430        $48,868      $94,818     $95,233
    Interest expense                     $0             $0           $0          $0
    Depreciation and
     amortization                   $59,563       $145,271     $216,557    $217,661

Net Income - GAAP Basis            $109,365       $472,659     $731,773    $737,212
Taxable Income
 -from operations                  $109,365       $460,870     $681,850    $683,504
 -from gain on sale                      $0             $0           $0          $0
Cash generated from
 operations (5)                    $199,482       $537,731     $972,758    $913,854
Cash generated from sales                $0             $0           $0          $0
Cash generated from refinancing          $0             $0           $0          $0
Cash generated from operations,
 sales and refinancing             $199,482       $537,731     $972,758    $913,854
Less:  Cash distributions to
  investors (3)
 -from operating cash flow         $116,054       $515,254     $879,065    $913,854
 -from cash flow from prior
   period                                $0             $0           $0      $3,007
 -from sales and refinancing             $0             $0           $0          $0
 -from return of capital                 $0             $0           $0          $0
Cash generated (deficiency) after
 cash distributions  to investors   $83,428        $22,477      $93,693      $3,007
Less:  Cash distributions to
 general partner                         $0         $2,650       $4,100      $3,600
Cash generated (deficiency) after
 cash distributions                 $83,428        $19,827      $89,593      $6,607
Special items (not including
 sales and refinancing):
 Limited partners' capital
  contributions                  $6,468,550     $4,985,060           $0          $0
 General partner's capital
  contributions                        $944 (9)         $0           $0          $0
 Organization and syndication
  costs                           ($970,283)     ($532,346)          $0          $0
 Property acquisitions          ($3,113,096)   ($4,781,519) ($1,425,353)  ($624,732)
Cash generated (deficiency)
 after cash distributions and
 special items                   $2,469,543      ($308,978) ($1,335,760)  ($631,339)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal Income Tax Results (6)
 Ordinary income (loss)
 -from operations                    $16.91         $40.24       $59.53     $59.68
 -from recapture                      $0.00          $0.00        $0.00      $0.00
 Capital gain (loss)                  $0.00          $0.00        $0.00      $0.00
Cash distributions to
 Investors (6)
 Source (on GAAP Basis)
 -Investment income from current
   period                            $16.91         $40.24       $59.53     $59.68
 -Investment income from prior
   period                             $0.00          $0.00        $0.00      $0.00
 -Return of capital (10)              $1.03          $4.75       $17.22     $20.37
Source (on Cash Basis)
 -Sales                               $0.00          $0.00        $0.00      $0.00
 -Refinancing                         $0.00          $0.00        $0.00      $0.00
 -Operations                         $17.94         $44.99       $76.75     $80.05
 -Cash flow from prior period         $0.00          $0.00        $0.00      $0.00
 -Return of capital                   $0.00          $0.00        $0.00      $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the
 last year reported in the Table        N/A            N/A          N/A       100%
 (original total acquisition cost
 of properties retained divided
 by original total acquisition
 cost of all properties in
 program)



SEE NOTES TO TABLES

                                P-7

                 TABLE III
    OPERATING RESULTS OF PRIOR PROGRAMS

    AAA NET REALTY FUND XI, LTD. (1) (2)
                (Unaudited)
                                                1995              1996

Gross Revenues                                 $124,158       $341,383

Profit on sale of properties                         $0             $0

Less:  Operating expenses (4)                   $20,790        $46,964
       Interest expense                              $0             $0
       Depreciation and amortization            $26,058        $62,400

Net Income - GAAP Basis                         $77,310       $232,019
Taxable Income
 -from operations                               $76,054       $212,043
 -from gain on sale                                  $0             $0
Cash generated from operations (5)             $124,038       $275,988
Cash generated from sales                            $0             $0
Cash generated from refinancing                      $0             $0
Cash generated from operations,
 sales and refinancing                         $124,038       $275,988
Less:  Cash dividends to investors
 -from operating cash flow                      $61,863       $275,433
 -from cash flow from prior period                   $0             $0
 -from sales and refinancing                         $0             $0
 -from return of capital                             $0             $0
Cash generated (deficiency) after
 cash dividends to investors                    $62,175           $555
Less:  Cash distributions to
 general partner                                     $0         $2,040
Cash generated (deficiency) after
 cash distributions                             $62,175        ($1,485)
Special items (not including
 sales and refinancing):
 Limited partners' capital contributions     $3,828,490     $3,232,719
 General partner's capital contributions         $1,000             $0
 Organization and syndication costs           ($574,629)     ($466,425)
 Property acquisitions                      ($1,674,307)   ($1,391,663)
Cash generated (deficiency) after cash
 distributions and special items             $1,642,729     $1,373,146

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal Income Tax Results (6)
 Ordinary income (loss)
 -from operations                                $19.86         $30.02
 -from recapture                                  $0.00          $0.00
 Capital gain (loss)                              $0.00          $0.00
Cash distributions to Investors (6)
 Source (on GAAP Basis)
 -Investment income from current period          $16.16         $30.02
 -Investment income from prior period             $0.00          $0.00
 -Return of capital (10)                          $0.00          $8.98
Source (on Cash Basis)
 -Sales                                           $0.00          $0.00
 -Refinancing                                     $0.00          $0.00
 -Operations                                     $16.16         $39.00
 -Cash flow from prior period                     $0.00          $0.00
 -Return of capital                               $0.00          $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the last
 year reported in the Table
 (original total acquisition cost
 of properties retained divided                 N/A            N/A
 by original total acquisition
 cost of all properties in
 program)



SEE NOTES TO TABLES

                                P-8


             TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS


Summarized as follows is certain information pertaining to the properties acquired within the three years ended December 31, 1996 by prior programs with investment objectives similar to those of the Company.

                                          GROSS                MORTGAGE              PRICE
                              TYPE       LEASABLE      DATE    FINANCING   CASH        &
             PROPERTY/         OF        SPACE          OF        AT       DOWN       ACQ.       OTHER     TOTAL
PROGRAM      LOCATION*      PROPERTY    (Approx.)**  PURCHASE  PURCHASE  PAYMENT      FEE        EXPENSES  PRICE
AAA Net      TGI Friday's/
Realty Fund  Texas          Restaurant  9,200 Sq Ft  12/93      $0       $1,548,657  $1,548,657  $0        $1,548,657
X, Ltd.
             Goodyear Tire
             & Rubber Co/   Automotive
             Texas            Store     5,200 Sq Ft  03/94      $0         $538,945    $538,945  $0          $538,945

             America's
             Favorite
             Chicken Co/
             Georgia        Restaurant  2,588 Sq Ft  07/94      $0         $881,334    $881,334  $0          $881,334

             Computer City
             Super Center/  Retail
             Minnesota      Outlet     15,000 Sq Ft  08/94      $0       $2,528,214  $2,528,214  $0        $2,528,214

             Blockbuster
             Music Store/   Retail
             Missouri       Store      15,158 Sq Ft  11/94      $0         $735,136    $735,136  $0          $735,136

             OneCare Health
             Industries/    Medical
             Texas          Facility   14,760 Sq Ft  01/95      $0       $1,477,838  $1,477,838  $0        $1,477,838

             Just For Feet/ Retail
             Arizona        Store      19,400 Sq Ft  09/96      $0         $662,216    $662,216  $0          $662,216

AAA Net      Blockbuster
Realty Fund  Music Store/   Retail
XI, Ltd.     Kansas         Outlet     14,047 Sq Ft  09/95      $0         $874,943    $874,943  $0          $874,943

             Blockbuster
             Video Store/   Retail
             Oklahoma       Outlet      6,500 Sq Ft  12/95      $0         $789,871    $789,871  $0          $789,871

             Just For Feet/ Retail
             Arizona        Store      19,400 Sq Ft  09/96      $0       $1,090,912  $1,090,912  $0        $1,090,912

             Bank United/   Financial
             Texas         Institution  3,685 Sq Ft  09/96      $0         $261,393    $261,393  $0          $261,393


*   All properties are under lease to parent companies.
** Certain of these properties have been acquired by a joint venture of two or three programs. Gross leasable space includes the full approximate square footage of each property while the total price reflects only each program's share of acquisition costs.

                                P-9



                           NOTES TO TABLE III


( 1)      Taxable income is reflected on the cash basis for AAA
          Goodyear and on the accrual basis for AAA Net Realty
          Funds IX, X and XI. There are no significant differences between income as reflected on the cash basis for AAA Goodyear and income as would be reflected on a GAAP basis.

( 2) Amortization of organizational costs is computed over a period of 60 months. Depreciation of commercial real property is determined on the straight-line method over estimated useful lives ranging from 31.5 to 39 years.

( 3) Cash distributions to investors represents the amount actually disbursed in each year to the limited partners.

( 4) Operating expenses include management fees paid to affiliates for such services as accounting, property supervision, etc.

( 5) Cash generated from operations includes net income plus depreciation and amortization plus any decreases in accounts receivable and accrued rental income or increases in accounts payable and minus any increases in accounts receivable and accrued rental income or decreases in accounts payable.

( 6) Tax and distribution data per $1,000 invested was computed based on the number of units subscribed at each year-end except for AAA Goodyear which is discussed in Note (7) below. Contributions to Programs IX, X and XI were $1,000 per unit. AAA Net Realty IX had 3,661 units outstanding at December 31, 1991 and 5,390.5 units outstanding thereafter. AAA Net Realty X had 6,468.55 units outstanding at December 31, 1993 and 11,453.61 units thereafter. AAA Net Realty XI had 3,828.49 units outstanding at December 31, 1995 and 7,061.21 units thereafter.

( 7) After the final property was acquired by AAA Net Realty Goodyear, funds remained in excess of the required working capital reserve. $105,910, 7.9% of the original funds raised, was returned to the investors in the fall of 1991. Tax and Distribution Data per $1,000 invested has been computed based upon a net investment of $1,229,090 after this return of capital.

( 8) In December 1992, a property tax payment was made from the working capital reserve for which reimbursement was received in January 1993. The source of distributions for both years is reflected as operations. In December 1996, a similar property tax payment was made which was reimbursed in January 1997. The source of distributions for 1996 is also reflected as being completely from operations.

( 9) The general partners' contribution consists of $1,000 from 1992 reduced by bank charges incurred before the Partnership was formed.

(10) The amount of cash distributions paid to investors is primarily determined by the operating profit before depreciation and amortization deductions. The sources of distributions from investment income in the Table is net income after all deductions. Investment income from the current period represents net income for the year after all deductions. Investment income from a prior period represents previously undistributed net income from earlier years. The distributions shown as a return of capital are generally the portion attributable to depreciation and amortization.

(11) AAA Net Realty Fund X, Ltd. has been advised that it has a contingent liability to investors who acquired units after December 31, 1993 as a result of not maintaining current information in the prospectus and supplement. The maximum possible amount of this contingent liability is approximately $5.5 million.


                                P-10


                         TABLE OF CONTENTS

Available Information; Documents Incorporated
     by Reference.............................................8
Prospectus Summary............................................9
Risk Factors.................................................13
Use of Proceeds..............................................31
Dilution.....................................................31
Plan of Distribution.........................................32
Description of Shares........................................32
Legal Matters................................................33
Experts......................................................33
Indemnification..............................................33
Definitions..................................................34
Financial Statements.........................................F-1


Exhibits:
     Prior Performance Tables................................Exhibit A


                AMERICAN ASSET ADVISERS TRUST, INC.

                              604,952

                               Shares
                            ------------
                          of Common Stock

                             PROSPECTUS

                        April_________, 1997




                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows all expenses of the offering.

          SEC Filing fee                          $ 1,849
          Blue sky legal and filing fees          $ 7,500
          Printing costs                          $ 1,000
          Legal fees and expenses                 $12,500
          Accounting fees and expenses            $ 3,000
          Postage and Delivery                    $ 1,200
          Miscellaneous                           $ 1,951
                                                  _______

                    Total                         $29,000

     All amounts listed above, except for the registration fee, are estimates. All expenses itemized above will be paid by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Annotated Code of Maryland permits a corporation to indemnify its directors, officers, employees and agents unless it is established that: (I) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of active and deliberate dishonesty; or (ii) the person actually received an improper personal benefit in money, property or services; or
(iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. However, if the proceeding is won by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the corporation.

     A person may not be indemnified in respect to any proceeding charging improper personal benefit, whether or not involving action in the person's official capacity in which the person was adjudged to be liable on the basis that personal benefit was improperly received.

     The Directors of the Company have agreed to limit the indemnification they will seek from the Company in accordance with the restrictions contained in the Company's Bylaws. The Bylaws of the Company generally provide that a Director may be indemnified for any liability or loss suffered by him or her if (I) the Director is determined, in good faith, that the course of conduct which caused such loss or liability was in the best interest of the Company, (ii) the Directors requesting indemnification was acting on behalf or performing services for the Company, (iii) such liability or loss was not the result of negligence or misconduct by the Director (or, in the case of an Independent Director, gross negligence or willful misconduct) and (iv) such indemnification is recoverable only out of the net assets of the Company.

     Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities other than the payment by the Company of the expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS. The following is a complete list of exhibits filed as part of this Registration Statement, which exhibits are filed herewith or incorporated by reference herein:


Exhibit
Number                  Title                  Method of filing

   4     Specimen of Stock Certificate         Incorporated by reference (1).

   4.1   Articles of Incorporation of          Incorporated by reference (1).
         American Asset Advisers Trust, Inc.

   4.2   Amended and Restated Bylaws of        Incorporated by reference (2).
         American Asset Advisers Trust, Inc.

   4.3   Amendment to Amended and Restated     Incorporated by reference (3).
         Bylaws approved March, 1995.

   4.4   Amendment to Amended and Restated     Incorporated by reference (3).
         Bylaws approved May, 1996.

   4.5   Amendment to Amended and Restated     Incorporated by reference (3).
         Bylaws approved June, 1996.

   5     Form of Opinion of Lieben, Dahlk,     To be filed by Amendment.
         Whitted, Houghton, Slowiaczek &
         Jahn, P.C. as to legality of the
         securities being registered,
         including consent.

   5.1   Form of Opinion of Maryland counsel   To be filed by Amendment.
         as to legality of the securities
         being registered, including consent.

   8     Opinion of Lieben, Dahlk, Whitted,    Filed herewith.
         Houghton, Slowiaczek & Jahn, P.C.,
         as to tax matters, including consent.

  23     Consent of Deloitte & Touche, LLP.    Filed herewith.

  23.1   Consent of Maryland Counsel.          To be included in Exhibit 5.1.

  23.2   Consent of Lieben, Dahlk, Whitted,    Included in Exhibits 5 and 8.
         Houghton, Slowiaczek & Jahn, P.C.

  24     Power of Attorney with respect to     Filed herewith as part of
         signing future amendments thereto.    signature page.

  27     Financial Data Schedules pursuant to  Filed herewith.
         Item 601 of Regulation S-B.

  99     Warrant Agreement.                    Incorporated by reference (1).

  99.1   Sales Warrant Agreement.              Incorporated by reference (1).


(1) This exhibit is on file with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-70654, as filed with the Securities and Exchange Commission on March 16, 1994 and subsequently amended by Post-Effective Amendments 1 and 2 thereof.

(2) This Exhibit is on file with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1994.

(3) This Exhibit is on file with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-11, File No. 0-28378, as filed with the Securities and Exchange Commission on June 17, 1996, and subsequently amended by Post-Effective Amendments 1 and 2 thereof.

ITEM 17.  UNDERTAKINGS.

          A.   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

               (2) For the purpose of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering thereof.

               (3) To file a post-effective amendment to remove from registration any of the securities remaining unsold at the termination of the offering.

          B. Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf, thereunto duly authorized in the City of Houston, State of Texas, on April 9, 1997.


                              AMERICAN ASSET ADVISERS TRUST, INC.


                              By:  /s/ H. Kerr Taylor
                                   H. Kerr Taylor
                                   Chairman of the Board of Directors,
                                   Chief Executive Officer, Treasurer and
                                   Director

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Kerr Taylor, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, will all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully, do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Capacity                          Date


/s/ H. Kerr Taylor              President, Treasurer and          April 9, 1997
H. Kerr Taylor                  Director (Principal
                                Financial Officer and
                                Principal Executive Officer)


/s/ Robert S. Cartwright, Jr.   Independent Director              April 9, 1997
Robert S. Cartwright, Jr.


/s/ George A. McCanse, Jr.      Independent Director              April 9, 1997
George A. McCanse, Jr.


/s/ L. Larry Mangum             Principal Accounting Officer      April 9, 1997
L. Larry Mangum


        As filed with the Securities and Exchange Commission
                          on May 13, 1997


                                        Registration No.______________


                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                ___________________________________


                              EXHIBITS

                                 TO

                              FORM S-3

                       REGISTRATION STATEMENT

                               UNDER

                     THE SECURITIES ACT OF 1933


                ___________________________________


                AMERICAN ASSET ADVISERS TRUST, INC.

                             Suite 824
                          8 Greenway Plaza
                        Houston, Texas 77046



                AMERICAN ASSET ADVISERS TRUST, INC.

                              EXHIBITS
                                 TO
                       Registration Statement
                            ON FORM S-3


Exhibit No.         Description                           Method of Filing

      4        Copy of Specimen of Stock Certificate             (1)

      4.1      Articles of Incorporation of American
               Asset Advisers Trust, Inc.                        (1)

      4.2      Amended and Restated Bylaws of American
               Asset Advisers Trust, Inc.                        (2)

      4.3      Amendment to Amended and Restated Bylaw
               approved March, 1995                              (3)

      4.4      Amendment to Amended and Restated Bylaw
               approved May, 1996                                (3)

      4.5      Amendment to Amended and Restated Bylaw
               approved June, 1996                               (3)

      5        Form of Opinion of Lieben, Dahlk, Whitted,
               Houghton, Slowiaczek & Jahn, P.C. as to
               legality of securities being registered,
               including consent                                 (4)

      5.1      Form of Opinion of Maryland counsel as to
               legality of securities being registered,
               including consent                                 (4)

      8        Opinion of Lieben, Dahlk, Whitted,
               Houghton, Slowiaczek & Jahn, P.C. as
               to tax matters, including consent          Filed herewith

     23        Consent of Deloitte & Touche LLP           Filed herewith

     23.1      Consent of Maryland counsel                       (5)

     23.2      Consent of Lieben, Dahlk, Whitted,
               Houghton, Slowiaczek & Jahn, P.C.                 (6)

     24        Power of Attorney with respect to          Filed herewith (7)
               signing future amendments hereto

     27        Financial Data Schedules pursuant to
               Item 601 of Regulation S-B                 Filed herewith

     99        Form of Warrant Agreement                         (1)

     99.1      Form of Sales Warrant Agreement                   (1)

_____________________________

(1) This Exhibit is on file with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-11, File No. 33-70654, as filed with the Securities and Exchange Commission on March 16, 1994 and subsequently amended by Post-Effective Amendments 1 and 2 thereof.

(2) This Exhibit is on file with the Securities and Exchange Commission as an Exhibit to the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1994.

(3) This Exhibit is on file with the Securities and Exchange Commission as an Exhibit to the Company's Registration statement on Form S-11, File No. 0-28378, as filed with the Securities and Exchange Commission on June
     17, 1996.

(4)  The final executed opinion will be filed by amendment.

(5) This Exhibit will be filed herewith as part of Exhibit 5.1 to this Registration Statement.

(6) This Exhibit will be filed herewith as part of Exhibit 5 to this Registration Statement and will be filed herewith as part of Exhibit 8 to this Registration Statement.

(7) This Exhibit is filed herewith as part of the signature page of this Registration Statement.



EXHIBIT 8


                         April 9, 1997




American Asset Advisers Trust, Inc.
8 Greenway Plaza, Suite 824
Houston, TX  77046

                         In re:  American Asset Advisers
                                 Trust, Inc.

Gentlemen:

We have acted as your counsel in connection with the proposed public offering of up to 604,952 shares of the common stock of American Asset Advisers Trust, Inc. (the "Company") issuable upon exercise of publicly held common stock purchase warrants and sales warrants. In such capacity we have examined the Registration Statement on Form S-3 and the accompanying Exhibits being filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), the prospectus included in the Registration Statement (the "Prospectus"), the Articles of Incorporation and Amended and Restated Bylaws of the Company included in the Exhibits as Exhibits 4.1, 4.2, 4.3, 4.4, and 4.5, respectively, and such other additional instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Articles of Incorporation of the Company, have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, proper execution of all documents, the capacity of each party executing a document to so execute such document, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Our opinion is based upon the facts described in the Registration Statement and upon facts as they have been represented to us by you or have been determined by us as of this date. Any alteration of such facts may adversely affect our opinion.

Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change prospectively and retroactively. An opinion of counsel is predicated upon all of the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guaranty of the current status of the law and should not be accepted as a guaranty that a court of law or an administrative agency will concur in the opinion. In issuing our opinion, we have followed the relevant professional standards, including American Bar Association Formal Opinion 346 (Revised), January 29, 1992, which directs a lawyer in issuing a tax shelter opinion to consider all material tax issues and to address fully and fairly in any offering materials all such issues that involve the reasonable possibility of a challenge by the Internal Revenue Service. We have also been guided by Treasury Department Circular 230, which governs lawyers practicing before the Treasury Department.

Based upon the foregoing, it is our opinion that commencing with the beginning of the Company's taxable year ending December 31, 1997, the Company is organized in conformity with the requirements for qualification as a REIT, and the Company's method of operation enables it to meet the requirements for qualification as a REIT under the Code.

This opinion of counsel is based solely upon the facts set forth herein and in the Prospectus. To the extent that any facts contained in the Prospectus or in other documents referenced in this opinion prove not to be true it is possible that the conclusion in this opinion might be changed.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

                         Very truly yours,


                         /s/John D. Ellsworth
                         John D. Ellsworth
                         For the Firm

JDE/eg



EXHIBIT 23



                   INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of American Asset Advisers Trust, Inc., on Form S-3 of our report dated February 14,1997, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus..





/s/Deloitte & Touche, LLP
Deloitte & Touche, LLP

Houston, Texas

April 9, 1997